 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
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Newfield Exploration Company

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2014 PROXY STATEMENT
NEWFIELD EXPLORATION COMPANY
Notice of Annual Meeting of Stockholders to be held on May 9, 2014	4 Waterway Square Place Suite 100 The Woodlands, TX 77380
March 20, 2014
Dear Stockholders:
It is my pleasure to invite you to join our Board of Directors, senior leadership and other associates and stockholders for our 2014 Annual Meeting of Stockholders, which will be held on May 9, 2014, at 8:00 a.m. Central Time. We have decided this year to provide an opportunity for all stockholders, regardless of location, to attend our 2014 Annual Meeting. Specifically, you will be able to attend the 2014 Annual Meeting, vote, and submit your questions during the meeting via live webcast through the link www.virtualshareholdermeeting.com/NFX2014. You will need the 12-digit control number included with these proxy materials to vote at the Annual Meeting, but we urge you to vote before the meeting. The attached Notice of Annual Meeting of Stockholders and Proxy Statement will serve as your guide to the business to be conducted at the meeting. As in years past, we will have a brief management presentation following the meeting.
We are mailing to most of our stockholders a Notice of Internet Availability of Proxy Materials (Notice). We believe the Notice process allows us to provide our stockholders with the information they desire in a timely manner, while saving costs and reducing the environmental impact of our Annual Meeting. The Notice contains instructions on how to access our 2013 Annual Report, Proxy Statement and proxy card over the Internet, as well as instructions on how to request a paper copy of the materials, if desired. All stockholders who do not receive a Notice should receive a paper copy of the proxy materials by mail.
Your vote is very important to us. We encourage you to sign and return your proxy card and/or vote through the telephone or Internet following the instructions on the Notice as soon as possible, so that your shares will be represented and voted at the meeting. Instructions on how to vote are on page 2.
I hope you are able to attend the meeting. Thank you for being a stockholder and for the trust you have in our Company.

Very truly yours,

LEE K. BOOTHBY

Chairman of the Board, President and Chief Executive Officer

NEWFIELD EXPLORATION COMPANY
4 Waterway Square Place, Suite 100
The Woodlands, Texas 77380
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
May 9, 2014
To the Stockholders of Newfield Exploration Company:
You are cordially invited to attend our 2014 Annual Meeting of Stockholders. The meeting will be held at 8:00 a.m. Central Time on Friday, May 9, 2014, via live webcast through the link www.virtualshareholdermeeting.com/NFX2014. You will need the 12-digit control number provided on the Notice of Internet Availability of Proxy Materials or your proxy card (if applicable) to vote at the meeting, but we urge you to vote prior to the meeting. The purpose of the meeting is:

(1)	to elect 11 directors;

(2)	to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditor for the year ending December 31, 2014;

(3)	to hold an advisory vote to approve the compensation of the Company’s named executive officers; and

(4)	to transact any other business that may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.
The close of business on March 12, 2014 has been fixed as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the Annual Meeting or any adjournments or postponements thereof. This Notice, Proxy Statement and the form of proxy/voting instruction card are first being sent or made available to stockholders on or about March 24, 2014.

By order of the Board of Directors,

JOHN D. MARZIOTTI

General Counsel and Corporate Secretary
March 20, 2014
YOUR VOTE IS IMPORTANT
You may vote by Internet or by telephone using the instructions on the Notice, or, if you received a paper copy of the proxy card, by signing and returning it in the envelope provided. You may revoke your proxy at any time before the vote is taken by following the instructions in this Proxy Statement. You may also attend and vote at the Annual Meeting.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL STOCKHOLDER MEETING TO BE HELD ON MAY 9, 2014
The notice of the 2014 Annual Meeting, the Proxy Statement and our 2013 Annual Report and 10-K Wrap are available at:
http://phx.corporate-ir.net/phoenix.zhtml?c=63798&p=proxy .

Page
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL STOCKHOLDER MEETING TO BE HELD ON MAY 9, 2014
QUESTIONS AND ANSWERS ABOUT THE MEETING	2
Where and when is the Annual Meeting?	2
Who is entitled to vote at the Annual Meeting?	2
Why did I receive a Notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?	2
Why didn’t I receive a Notice in the mail regarding the Internet availability of proxy materials?	2
Can I vote my stock by filling out and returning the Notice?	2
How can I access the proxy materials over the Internet?	2
How do I vote?	2
If I vote by telephone or Internet and received a proxy card in the mail, do I need to return my proxy card?	3
Can I change my vote?	3
What is a proxy?	3
What is a Proxy Statement?	3
What is the difference between a “stockholder of record” and a stockholder who holds stock in “street name”, also called a “beneficial owner”?	4
Who is soliciting my vote?	4
What is the purpose of the Annual Meeting?	4
What constitutes a quorum?	4
What is a “broker non-vote”?	4
What routine matters will be voted on at the Annual Meeting?	4
What non-routine matters will be voted on at the Annual Meeting?	4
What are your Board’s recommendations for each proposal?	4
What is the effect of an “advisory” vote?	5
What are the voting choices and what vote is required to elect the directors (Proposal 1)?	5
What are the voting choices and what vote is required to approve the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditor for the 2013 fiscal year (Proposal 2)?	5
What are the voting choices and what vote is required to approve the advisory resolution endorsing the compensation of the NEOs as discussed in this Proxy Statement (Proposal 3)?	5
Could other matters be decided at the Annual Meeting?	5
Who will tabulate and certify the vote?	6
Where can I find the voting results of the Annual Meeting?	6
How can I view the stockholder list?	6
Who pays for the proxy solicitation related to the Annual Meeting?	6
What is householding?	6
FORWARD-LOOKING STATEMENTS	7
PROPOSAL 1: ELECTION OF DIRECTORS	7
Board Recommendation	18
NON-MANAGEMENT DIRECTOR COMPENSATION	19
Non-Management Director Compensation Program	19
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	19
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	21
CORPORATE GOVERNANCE	21
General	21
Board of Directors	21
Audit Committee	25
Compensation & Management Development Committee	25
Nominating & Corporate Governance Committee	26

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NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THE DELIVERY OF THIS PROXY STATEMENT SHALL, UNDER NO CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN OUR AFFAIRS SINCE THE DATE OF THIS PROXY STATEMENT.

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NEWFIELD EXPLORATION COMPANY
4 Waterway Square Place
Suite 100
The Woodlands, Texas 77380
(281) 210-5100
www.newfield.com
PROXY STATEMENT
For the 2014 Annual Meeting of Stockholders
We are furnishing you this Proxy Statement in connection with the solicitation of proxies by our Board of Directors (Board) to be voted at the 2014 Annual Meeting of Stockholders (Annual Meeting) of Newfield Exploration Company, a Delaware corporation, sometimes referred to as the Company, Newfield, our, us or we. The Annual Meeting will be held on Friday, May 9, 2014 at 8:00 a.m., Central Time via live webcast through the link www.virtualshareholdermeeting.com/NFX2014. You will need the 12-digit control number provided on the Notice of Internet Availability of Proxy Materials or your proxy card (if applicable) to vote. The proxy materials, including this Proxy Statement, proxy card or voting instructions and our 2013 Annual Report and 10-K Wrap are being distributed and made available on or about March 24, 2014.
In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission (SEC), we are providing our stockholders access to our proxy materials on the Internet. Accordingly, a Notice of Internet Availability of Proxy Materials (Notice) will be mailed to most of our stockholders on or about March 24, 2014. Stockholders will have the ability to access the proxy materials on a website referred to in the Notice or request a printed set of the proxy materials to be sent to them by following the instructions in the Notice.
The Notice also provides instructions on how to inform us to send future proxy materials to you electronically by e-mail or in printed form by mail. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail or printed form will remain in effect until you terminate it.
Choosing to receive future proxy materials by e-mail will allow us to provide you with the information you need in a timelier manner, save us the cost of printing and mailing documents to you, and conserve natural resources.

QUESTIONS AND ANSWERS ABOUT THE MEETING
Where and when is the Annual Meeting?
The Annual Meeting will be held on Friday, May 9, 2014 at 8:00 a.m. Central Time. This year, we will have a virtual meeting, which you may attend online through the link www.virtualshareholdermeeting.com/NFX2014. To access the meeting, you will only need to go to the link and sign on. If you would like to vote or participate during the meeting, you will need the 12-digit control number provided on the Notice or your proxy card.
Who is entitled to vote at the Annual Meeting?
Only stockholders of record at the close of business on March 12, 2014, the record date for the meeting, are entitled to receive notice of, and to vote at, the Annual Meeting or any adjournments or postponements thereof. The record date is established by our Board as required by Delaware law. Stockholders of record at the close of business on the record date are entitled to receive notice of the Annual Meeting and to vote their shares at the meeting. Stockholders are entitled to one vote for each share of our common stock that they owned as of the record date. Stockholders may not cumulate their votes in the election of directors. On the record date, we had 136,347,607 shares of our common stock outstanding and entitled to vote at the Annual Meeting.
Why did I receive a Notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?
In accordance with SEC rules, we are providing access to our proxy materials over the Internet. As a result, we have sent to most of our stockholders a Notice instead of a paper copy of the proxy materials. The Notice contains instructions on how to access the proxy materials over the Internet and how to request a paper copy. In addition, stockholders may request to receive future proxy materials in printed form by mail or electronically by e-mail. A stockholder’s election to receive proxy materials by mail or e-mail will remain in effect until the stockholder terminates it.
Why didn’t I receive a Notice in the mail regarding the Internet availability of proxy materials?
We are providing certain stockholders, including those who have previously requested to receive paper copies of the proxy materials, with paper copies of the proxy materials instead of a Notice. If you would like to help reduce the costs we incur in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or using the Internet. To sign up for electronic delivery, please follow the instructions provided with your proxy materials and on your proxy card or voting instruction card to vote using the Internet. When prompted, indicate that you agree to receive or access stockholder communications electronically in the future.
Can I vote my stock by filling out and returning the Notice?
No. The Notice will, however, provide instructions on how to vote by Internet, by telephone, by requesting and returning a paper proxy card, or by submitting a ballot electronically during the Annual Meeting.
How can I access the proxy materials over the Internet?
Your Notice or proxy card will contain instructions on how to view our proxy materials for the Annual Meeting on the Internet. Our proxy materials are also available on our website at: http://phx.corporate-ir.net/phoenix.zhtml?c=63798&p=proxy.
How do I vote?
You may vote by any of the following four methods (Please vote as soon as possible):

1.
Internet.    Vote on the Internet at http://www.proxyvote.com, the website for Internet voting. Simply follow the instructions on the Notice, or if you received a proxy card by mail, follow the instructions on the proxy card and you can confirm that your vote has been properly recorded. If you vote on the Internet, you can request electronic delivery of future proxy materials. Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. (Eastern Daylight Time) on May 8, 2014.

2.
Telephone.    Vote by telephone by following the instructions on the Notice, or if you received a proxy card, by following the instructions on the proxy card. Easy-to-follow voice prompts allow you to vote your stock and confirm that your vote has been properly recorded. Telephone voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. (Eastern Daylight Time) on May 8, 2014.

3.
Mail.    If you received a proxy card by mail, vote by mail by completing, signing, dating and returning your proxy card in the pre-addressed, postage-paid envelope provided. If you vote by mail and your proxy card is returned unsigned, then your vote cannot be counted. If you vote by mail and the returned proxy card is signed without indicating how you want to vote, then your proxy will be voted as recommended by the Board. If mailed, your completed and signed proxy card must be received by May 8, 2014.

4.
Meeting.    You may attend and vote at the Annual Meeting online through the link www.virtualshareholdermeeting.com/NFX2014. The 12-digit Control Number provided on your Notice or proxy card is necessary to vote.

If you hold your Newfield shares in a brokerage account, your ability to vote over the Internet or by telephone depends on your broker’s voting process. Please follow the directions on your proxy card or the voter instruction card from your broker carefully. If your Newfield shares are held in the 401(k) Plan, then your vote must be received by 11:59 p.m. Eastern Daylight Time on May 7, 2014. The plan administrator will direct the trustee to vote shares as to which no instructions are received in proportion to voting directions received by the trustee from all plan participants who vote.
The Board recommends that you vote using one of the first three methods discussed above, as it is not practical for most stockholders to attend and vote at the Annual Meeting. Using one of the first three methods discussed above to vote will not limit your right to vote at the Annual Meeting if you later decide to change your vote while attending the Annual Meeting.
If I vote by telephone or Internet and received a proxy card in the mail, do I need to return my proxy card?
No.
Can I change my vote?
Yes. You may revoke or change a proxy before the vote is taken at the Annual Meeting by:

•	giving notice of the revocation in writing to our Corporate Secretary at 4 Waterway Square Place, Suite 100, The Woodlands, Texas 77380;

•
submitting another valid proxy by mail, telephone or over the Internet that is later dated and if mailed, is properly signed, or if submitted by telephone or over the Internet, is received by 11:59 p.m. (Eastern Daylight Time) on May 8, 2014;

•
voting at the Annual Meeting through the link www.virtualshareholdermeeting.com/NFX2014, for which you will need the 12-digit control number included with these proxy materials to vote at the Annual Meeting; or

•	if you have instructed your broker or other nominee to vote your shares, by following the directions received from your broker or nominee to change those instructions.
If your shares are held in our 401(k) Plan, you also may revoke or change your proxy by submitting another valid proxy by mail, telephone or over the Internet that is later dated and, if mailed, is properly signed. The new 401(k) Plan participant proxy must be received by 11:59 p.m. (Eastern Daylight Time) on May 7, 2014.
What is a proxy?
A proxy is your legal designation of another person, called a proxy holder, to vote the shares that you own. If you designate someone as your proxy holder in a written document, that document is called a proxy. We have designated Lawrence S. Massaro, Executive Vice President and Chief Financial Officer, John D. Marziotti, General Counsel and Corporate Secretary, and George W. Fairchild, Jr., Chief Accounting Officer and Assistant Corporate Secretary, to act as proxy holders at the Annual Meeting as to all shares for which proxies are returned or voting instructions are provided by Internet or telephonic voting.
What is a Proxy Statement?
A Proxy Statement is a document that SEC regulations require us to give you when we ask you to sign a proxy card designating the proxy holders described above to vote on your behalf.

What is the difference between a “stockholder of record” and a stockholder who holds stock in “street name”, also called a “beneficial owner”?
If your shares are registered in your name at American Stock Transfer & Trust Company, LLC, you are a “stockholder of record”. If your shares are registered at American Stock Transfer & Trust Company, LLC in the name of a broker, bank, trustee, nominee, or other similar stockholder of record, your shares are held in “street name” and you are the “beneficial owner” of the shares.
Who is soliciting my vote?
Our Board is soliciting your vote for the Annual Meeting.
What is the purpose of the Annual Meeting?
The purpose of the Annual Meeting is to:

•	elect the 11 nominees for directors named in this Proxy Statement;

•
ratify, on a non-binding advisory basis, the appointment of PricewaterhouseCoopers LLP, independent registered public accounting firm, as our independent auditors for the year ending December 31, 2014;

•	approve, on a non-binding advisory basis, the compensation of our named executive officers (NEOs) as disclosed in this Proxy Statement; and

•	transact any other business that may properly come before the Annual Meeting or any adjournments or postponements thereof.
What constitutes a quorum?
The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of our issued and outstanding shares of common stock entitled to vote will constitute a quorum at the Annual Meeting. Under Delaware law, abstentions are treated as present and entitled to vote and thus, will be counted in determining whether a quorum is present. In addition, broker non-votes (described below) will be considered present for quorum purposes but not considered entitled to vote on that matter.
What is a “broker non-vote”?
The New York Stock Exchange (NYSE) permits brokers to vote their customers’ stock held in street name on routine matters when the brokers have not received voting instructions from their customers. The NYSE does not, however, allow brokers to vote their customers’ stock held in street name on non-routine matters unless they have received voting instructions from their customers. In such cases, the uninstructed shares for which the broker is unable to vote are called “broker non-votes”. For purposes of determining the outcome of any proposal as to which the broker has physically indicated on the proxy that it does not have discretionary authority to vote, these shares will be treated as not present and not entitled to vote with respect to that proposal, even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on other proposals.
What routine matters will be voted on at the Annual Meeting?
The ratification of the independent auditor is a routine matter on which brokers may vote in their discretion on behalf of customers who have not provided voting instructions.
What non-routine matters will be voted on at the Annual Meeting?
The election of directors and the vote on our executive compensation are each non-routine matters on which brokers are not allowed to vote unless they have received voting instructions from their customers.
What are your Board’s recommendations for each proposal?
Our Board recommends that you vote:

•	“FOR” each of the 11 nominees for directors;

•	“FOR” the ratification, on an advisory basis, of the appointment of PricewaterhouseCoopers LLP as our independent auditor for the year ending December 31, 2014; and

•	“FOR” the approval, on an advisory basis, of our NEOs' compensation;

If any other matters are brought before the Annual Meeting, the proxy holders will vote as recommended by our Board. If no recommendation is given, the proxy holders will vote in their discretion.
What is the effect of an “advisory” vote?
Because your votes with respect to the ratification of PricewaterhouseCoopers and the approval of our NEO compensation are advisory, they will not be binding upon the Board or its Committees. However, our Compensation & Management Development Committee and the Audit Committee will take the outcome of the advisory votes into account when considering future executive compensation arrangements of our NEOs and the appointment of PricewaterhouseCoopers as the Company’s independent auditor, respectively.
What are the voting choices and what vote is required to elect the directors (Proposal 1)?
To vote on the election of the 11 director nominees to serve until the 2015 Annual Meeting, stockholders may:

•	vote in favor of all nominees;

•	vote against all nominees; or

•	vote against specific nominees, with the remainder of the nominees to be voted in favor.
Under our Bylaws, to be elected as a director, each of the 11 nominees named in this Proxy Statement for election as directors must receive a majority of the votes cast, which means that the number of shares voted “FOR” a director nominee must exceed the number of votes cast “AGAINST” that nominee. Abstentions and broker non-votes will have no effect in determining whether the proposal has been approved.
What are the voting choices and what vote is required to approve the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditor for the 2014 fiscal year (Proposal 2)?
To vote on the advisory (non-binding) ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditor for the 2014 fiscal year, stockholders may:

•	vote in favor of the ratification;

•	vote against the ratification; or

•	abstain from voting on the ratification.
The proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent auditor for fiscal 2014 requires the affirmative vote of a majority of the votes entitled to be cast by the shares of stock present in person or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will count as votes against the proposal. Broker non-votes will not occur in connection with this proposal (as it is a routine matter) and therefore have no effect in determining whether the proposal is approved.
What are the voting choices and what vote is required to approve the advisory resolution endorsing the compensation of the NEOs as discussed in this Proxy Statement (Proposal 3)?
To vote on the advisory (non-binding) resolution to approve the compensation of our NEOs as disclosed in this Proxy Statement, stockholders may:

•	vote in favor of the resolution;

•	vote against the resolution; or

•	abstain from voting on the resolution.
Under our Bylaws, the advisory resolution to approve the compensation of our NEOs as set forth in this Proxy Statement will require the affirmative vote of a majority of the votes cast, which means that the number of shares voted “FOR” the proposal must exceed the number of votes cast “AGAINST” the proposal. Abstentions and broker non-votes will have no effect in determining whether the proposal is approved.
Could other matters be decided at the Annual Meeting?
We are not aware of any matters that will be considered at the Annual Meeting other than those set forth in this Proxy Statement. However, if any other matters arise at the Annual Meeting, the persons named in your proxy will vote in accordance with their best judgment.

Who will tabulate and certify the vote?
Broadridge Financial Solutions, Inc., an independent third party, will tabulate and certify the vote, and will have a representative to act as the independent inspector of elections for the Annual Meeting.
Where can I find the voting results of the Annual Meeting?
We will announce the preliminary voting results at the Annual Meeting and disclose the final voting results in a Current Report on Form 8-K filed with the SEC within four business days of the date of the Annual Meeting unless only preliminary voting results are available at that time. To the extent necessary, we will file an amended Current Report on Form 8-K to disclose the final voting results within four business days after the final voting results are known. You may access or obtain a copy of these and other reports free of charge on the Company’s website at http://www.newfield.com, or by contacting our investor relations department at 281-210-5201. Also, the Form 8-K, any amendments thereto and other reports filed by the Company with the SEC are available to you over the Internet at the SEC’s website at http://www.sec.gov.
How can I view the stockholder list?
A complete list of stockholders of record entitled to vote at the Annual Meeting will be available for viewing during ordinary business hours for a period of ten days before the Annual Meeting at our offices at 4 Waterway Square Place, Suite 100, The Woodlands, Texas 77380. The list of stockholders will also be available for stockholders during the Annual Meeting through the link www.virtualshareholdermeeting.com/NFX2014.
Who pays for the proxy solicitation related to the Annual Meeting?
We will bear the entire cost of this solicitation, including the preparation, assembly, printing, the mailing of the Notice and any mailing of this Proxy Statement, the proxy, and any additional information furnished to stockholders. In addition to using the mail, proxies may be solicited by directors, executive officers, and other employees of Newfield, in person or by telephone. No additional compensation will be paid to our directors, executive officers, or other employees for these services. You also may be solicited by means of press releases issued by Newfield, postings on our website at http://www.newfield.com, or other media forms. We have retained Georgeson Inc. to assist us with the solicitation of proxies for an estimated fee of approximately $7,500, plus expenses. Georgeson ensures that brokers, custodians and nominees will supply additional copies of the proxy materials for distribution to the beneficial owners. We also will reimburse banks, nominees, fiduciaries, brokers and other custodians for their costs of sending the proxy materials to the beneficial owners of our common stock.
What is householding?
We have adopted a procedure approved by the SEC known as “householding”. Under this procedure, multiple stockholders residing at the same address have the convenience of receiving a single copy of our Annual Report and Proxy Statement, or the Notice of Internet Availability of Proxy Materials, unless they have notified us that they want to continue receiving multiple copies. Householding allows us to reduce the environmental impact of providing proxy materials as well as printing and mailing costs.
If you received a householded mailing this year and you would like to have additional copies of the Annual Report, Proxy Statement and/or the Notice of Internet Availability of Proxy Materials mailed to you, or you would like to revoke your consent to the householding of documents, please submit your request to Broadridge Financial Solutions, Inc. either by calling 1-800-542-1061 or by writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Broadridge or Newfield will promptly deliver any additional copies requested. If you revoke your consent, you will begin to receive individual copies of future mailings within 30 days after we receive your revocation notice.
Unfortunately, householding for bank and brokerage accounts is limited to accounts within the same bank or brokerage firm. For example, if you and your spouse each have two accounts containing our common stock at two different brokerage firms, your household will receive two copies of our Annual Meeting materials – one from each brokerage firm. To reduce the number of duplicate sets of materials your household receives, you may wish to enroll some or all of your accounts in our electronic delivery program. See “Why didn’t I receive a Notice in the mail regarding the Internet availability of proxy materials?”
Alternatively, if you have previously revoked your consent to the householding of documents and would now like to receive a single copy of our Annual Report and Proxy Statement, or the Notice of Internet Availability of Proxy Materials, you may submit such request to Broadridge as indicated above.

FORWARD-LOOKING STATEMENTS
Some of the amounts set forth in this Proxy Statement in the disclosure regarding executive compensation are forward-looking statements within the meaning of the federal securities laws. These amounts include estimates of future amounts payable under awards, plans and agreements or the present value of future amounts, as well as the estimated value at December 31, 2013 of awards the vesting of which will depend on performance over future periods. Estimating future payments of this nature is necessarily subject to contingencies and uncertainties, many of which are difficult to predict. In order to estimate amounts that may be paid in the future, we had to make assumptions as to a number of variables, which may, and in many cases will, differ from future actual conditions. These variables include the price of our common stock, the date of termination of employment, final pay, interest rates, applicable tax rates and other assumptions. Accordingly, amounts and awards paid out in future periods may vary from the related estimates and values set forth in this Proxy Statement.
PROPOSAL 1: ELECTION OF DIRECTORS
The Nominating & Corporate Governance Committee of our Board (Governance Committee) has nominated the 11 people named below for election as directors at our Annual Meeting. The Board currently consists of 12 directors; however, one of our current directors, Mr. Joseph H. Netherland, has decided to retire effective May 8, 2014 and, as a result, will not seek nomination for the 2014/2015 term. The Board has not had sufficient time to analyze and determine additional nominees for this vacancy. Proxies cannot be voted for a greater number than the 11 nominees named herein.
Each nominee below, if elected, will serve as a director until our 2015 Annual Meeting of Stockholders and thereafter until his or her successor has been elected and qualified, or until his or her earlier death, resignation or removal. Unless instructions to the contrary are given, all properly delivered proxies will be voted for the election of these 11 nominees as directors.
Our Bylaws require that each director receive a majority of the votes cast with respect to such director in uncontested elections (the number of shares voted “FOR” a director nominee must exceed the number of votes cast “AGAINST” that nominee). All director nominees identified in the following list currently are serving on our Board. If our stockholders do not elect a nominee who is serving as a director, Delaware law provides that the director would continue to serve on the Board as a “holdover director”. Under our Bylaws, if a nominee who currently is serving as a director does not receive a sufficient number of votes for re-election, that director must submit an irrevocable resignation in writing to the Chair of the Governance Committee. The Governance Committee must make a recommendation to our Board regarding whether to accept or reject the resignation, or whether other action should be taken. Our Board would then act on the Governance Committee’s recommendation and, if the resignation is rejected, publicly disclose its decision and the rationale behind it within 90 days after the date that the election results were certified.
If any nominee is unable or unwilling to serve, the proxy holders will vote for such other person as may be nominated by the Governance Committee. Alternatively, our Board may reduce the size of the Board. We have no reason to believe that any of the nominees will be unable or unwilling to serve if elected as a director.

Our Board is a collection of individuals with a variety of complementary skills derived from their diverse backgrounds and experiences. All of our director nominees currently serve on our Board, and our Board has determined that each of our nominees, other than Mr. Boothby (our President and Chief Executive Officer), is independent. The following information, which is as of March 1, 2014, is furnished with respect to each of the nominees for election at our Annual Meeting:

Mr. Boothby currently serves as our Chairman, President and Chief Executive Officer. He was promoted to the position of President in February 2009 and to the additional role of Chief Executive Officer in May 2009. From October 2007 until February 2009, Mr. Boothby served as our Senior Vice President – Acquisitions & Business Development. He managed our Mid-Continent operations from February 2002 to October 2007, and was promoted from General Manager to Vice President in November 2004. From 1999 to 2002, Mr. Boothby served as the Vice President and General Manager of our previous Australian business unit, managed from Perth, Australia. Prior to joining Newfield, Mr. Boothby worked for Cockrell Oil Corporation, British Gas and Tenneco Oil Company.

Education: B.S. in Petroleum Engineering from Louisiana State University and M.B.A. (finance concentration) from Rice University

Specific Qualifications, Attributes, Skills and Experience that Mr. Boothby brings to our Board:

Relevant Management and Leadership Experience – President and Chief Executive Officer of the Company since 2009; and led two of the Company’s business units, including the Mid-Continent and Australian business units

Broad International Exposure – spent three years in Australia building our Australian business unit (which was divested in 2003)

Extensive Knowledge of the Company’s Business, Industry and Community – over 14 years in managerial positions at Newfield and almost 30 years of experience in the oil and gas industry; broad experience in both marine and onshore environments, inclusive of more than 10 years of experience in North American resource plays; member of the Society of Petroleum Engineers; serves on the board of America’s Natural Gas Alliance; serves on the board of the Independent Petroleum Association of America; from June 2011 to June 2013, served as Chairman of the Board of the American Exploration & Production Council and continues to serve as a member of the Board; and holds degree in petroleum engineering

Community Dedication and Charitable Experience – serves on the Advisory Committee of the Louisiana State University Craft & Hawkins Department of Petroleum Engineering; and serves on the Council of Overseers for the Rice University Jones Graduate School of Business

Lee K. Boothby, 52 Director since 2009 Chairman since 2010

In January 2013, Ms. Gardner accepted the role of CEO with Your Mind at Work, a consulting firm that focuses on refining company cultures, training executives in effective communication strategies, aligning corporate goals and coaching professionals in leadership. She spent 24 seasons with the Houston Astros Baseball Club, serving her last 11 years as President, Business Operations for Houston McLane Company d/b/a Houston Astros Baseball Club. Ms. Gardner began her career with the Houston Astros in 1989 as Director of Communications, was promoted to Vice President of Marketing in 1996, then promoted to Senior Vice President of Sales and Marketing in 1999, and served in that role until promoted to President in 2001. She then retired as President in January 2012, but continued to provide advisory services to Jim Crane, the owner of the Astros, throughout 2012.

Education: B.S. in Psychology and Vocational Rehabilitation from the University of Wisconsin – Stout

Specific Qualifications, Attributes, Skills and Experience Ms. Gardner brings to our Board:

Diversity – female; professional experience in strategic planning, project development, professional sports, nonprofit/charitable organizations and business; first female executive inducted into the Texas Baseball Hall of Fame; YWCA, Outstanding Woman of Achievement, 2006 and recipient of the Trailblazer Award from the Houston Women’s Chamber of Commerce

Relevant Leadership and Chief Executive Officer/President Experience – served as the President of Business Operations for the Houston Astros for 11 years; managed all business and operational aspects of the Houston Astros, including oversight of all revenue areas, building management, customer service, finances, sponsorship and ticket sales, community, advertising and marketing, as well as non-baseball events at Minute Maid Park; frequently presents to various groups on leadership and diversity; and awarded Marguerite Ross Barnett leadership award from the Houston Area Urban League in 2008

Community Dedication and Charitable Experience – serves on the University of Houston Hobby School of Public Policy Advisory Board; serves on the Executive Committee of Central Houston, Inc., a not-for-profit organization concerned with urban planning, economic development, transportation issues, public safety, governmental affairs, and cultural and entertainment programs in Houston; serves as Chairman of the Mayor's program to end chronic homelessness in Houston; and Board member of the Harris County Houston Sports Authority, overseeing property and funds of Houston sports facilities

Pamela J. Gardner, 57 Director since 2005 Committees: » Compensation & Management Development » Nominating & Corporate Governance

Mr. Kemp is the Principal of The Kemp Company, a consulting firm he founded in 2008, and served as the Chairman of Kosmos Energy Ltd., an international oil exploration and production company focused on West Africa, from 2010 until January 2014. Mr. Kemp retired in 1999 after 34 years with Conoco Inc. (now ConocoPhillips) where the last position he held was President, Exploration & Production, Americas.

Education: B.S. in Petroleum and Natural Gas Engineering from Pennsylvania State University

Other Public Company Directorships Held in Past Five Years: Kosmos Energy Ltd. (2005 to January 2014 and Chairman since 2010). Mr. Kemp retired as Chairman and director of Kosmos in January 2014.

Specific Qualifications, Attributes, Skills and Experience that Mr. Kemp brings to our Board:

Diversity – African American; and nearly 20 years of international management experience

Relevant Leadership and Chief Executive Officer/President Experience – retired President, Exploration & Production, Americas for Conoco Inc.; and progressed through a series of engineering and managerial roles of increasing responsibility during his more than 34 years with Conoco Inc.

Broad International Exposure – 13 years leading the international exploration and production activities for Conoco Inc., including South America, Asia, Africa and the Middle East; nearly 20 years of international management experience; and eight years of experience serving as a director and three years as Chairman of Kosmos Energy Ltd.

Extensive Knowledge of the Company’s Business and Industry – over 40 years of experience in the oil and gas industry; extensive experience in health, safety and environmental matters; and holds a degree in petroleum and natural gas engineering

Community Dedication and Charitable Experience – Advisory Director for the Houston Achievement Place, a not-for-profit entity with a mission to help children and their care-providers learn the skills and develop the relationships for home, school and life success; and personally mentors and provides financial support to deserving minority individuals. In 2013, Mr. Kemp became a member of the Houston Independent School District's Energy Institute Advisory Board. The Energy Institute High School is the nation's first full magnet school with a wide theme of energy focusing in the areas of geoscience, alternative energy and offshore technology

John Randolph Kemp III, 69 Director since 2003 Committees: » Compensation & Management Development (Chair) » Nominating & Corporate Governance » Operations & Reserves

Mr. Nance was appointed to Newfield’s Board of Directors in June 2013. Mr. Nance has served as President and Manager of Steele Creek Energy, LLC, a private oil and gas investment company, since 2010. Since 2007, Mr. Nance has, from time to time, provided consulting services on matters such as oil and gas investments, succession planning, coaching and leadership development. Mr. Nance began his career in 1978 with The Superior Oil Company where he held various engineering assignments until the company was acquired by Mobil Oil. Mr. Nance then joined Meridian Oil, Inc., the predecessor company to Burlington Resources, Inc., in 1985, where he held positions of increasing responsibility until his departure in 1997 as Vice President of Burlington’s Gulf Coast division. From 1997 to 1999, he was with XPLOR Energy and its predecessor company, acting as its Chairman, President and Chief Executive Officer in 1999 when XPLOR Energy was acquired by Harken Energy Corporation. From 2000 to 2007, Mr. Nance served as President of Peoples Energy Production Company until it was acquired by El Paso Corporation.

Education: B.S. in Petroleum Engineering from Texas Tech University

Other Public Company Directorships in Past Five Years: The Williams Companies, Inc. (2012 to present); Cloud Peak Energy, Inc. (2010 to present)

Specific Qualifications, Attributes, Skills and Experience that Mr. Nance brings to our Board:

Relevant Leadership and Chief Executive Officer/President Experience - President and Manager of Steele Creek Energy, LLC; served as Chairman, President and Chief Executive Officer of XPLOR Energy from 1997-1999; served as President of Peoples Energy Production Company from 2000 to 2007

Extensive Knowledge of the Company’s Business and Industry - over 35 years of experience in the oil and gas industry ranging from various engineering assignments at the beginning of his career to C-level executive; and holds B.S. in Petroleum Engineering

    Community Dedication and Charitable Experience - recognized as a Distinguished Engineer from the College of Engineering at Texas Tech and is a registered professional engineer (inactive status). He is on the Board of Trustees for the Independent Petroleum Association of America, and serves on the board for The Center for the Performing Arts at The Woodlands

Steven W. Nance, 57 Director since 2013 Committees: » Compensation & Management Development » Operations & Reserves

Mr. Newman has served as the President and Chief Executive Officer of Pine Brook Road Partners, LLC, a New York-based investment firm, since April 2006. Mr. Newman was a managing director of Warburg, Pincus LLC from January 1987 to December 2000 and Vice Chairman from January 2001 to April 2006. Before joining Warburg, Pincus LLC, Mr. Newman spent 10 years in energy and financial services investment banking at Morgan Stanley & Co. Incorporated.

Education: B.A. and M.A. in Economics from Yale University and Ph.D. in Business Economics from Harvard University

Other Public Company Directorships in Past Five Years: SLM Corporation, known as “Sallie Mae” (2008 to present); and previously a director of ADVO, Inc., a marketing services company (1986 to 2007)

Specific Qualifications, Attributes, Skills and Experience that Mr. Newman brings to our Board:

High Level of Financial Literacy and Risk Analysis Expertise – Ph.D. in Business Economics; and over 39 years of experience analyzing risks of, and developing strategies for, energy companies

Relevant Leadership and Chief Executive Officer/President Experience – President and Chief Executive Officer of Pine Brook Partners, LLC for last seven years; and while at Warburg, Pincus LLC led or co-led the energy, financial services, real estate and general investment practices, investing in 47 companies

Extensive Board and Corporate Governance Experience – serves on the boards of two publicly-held companies; has observed on two and served on 16 boards of publicly-held companies and served on 23 boards of privately-held companies and brings to our Board significant experience and knowledge on corporate governance matters

Extensive Knowledge of the Company’s Business and Industry – extensive historical knowledge of our Company through his role at Warburg, Pincus LLC, one of our early investors before the initial public offering of our common stock; served as one of our directors for 23 years, providing him with invaluable knowledge of our strategy and business; and over 39 years making investment decisions in, or providing financial advice to, the oil and gas industry

Community Dedication and Charitable Experience – served as an advisor on energy policy to New York Governor George Pataki; served as senior advisor to the Long Island Power Authority; for Yale University: served on its University Council, chaired its Alumni Fund and currently serves on the Yale Climate & Energy Institute External Advisory Board; and trustee of The Salk Institute for Biological Studies, a non-profit scientific research institute

Howard H. Newman, 66 Director since 1990 Committees: » Compensation & Management Development » Nominating & Corporate Governance

Mr. Ricks currently serves as Chief Investment Officer of H&S Ventures L.L.C., a private investment firm. Prior to taking this position with H&S Ventures in May 2001, he was Chief Executive Officer of The University of Texas Investment Management Company from March 1996 to May 2001. Mr. Ricks also served as Vice Chancellor for Asset Management for The University of Texas System from August 1992 through February 1996 and as Executive Director of Finance and Private Investments from 1988 to 1992.

Education: B.A. in Economics from Trinity College and M.B.A. from the University of Chicago

Specific Qualifications, Attributes, Skills and Experience that Mr. Ricks brings to our Board:

High Level of Financial Literacy and Risk Analysis Expertise – over 30 years in various domestic and international finance positions in the oil and gas and financial industries, providing him with investment and financial experience combined with accounting and audit expertise; responsible for the management of a $15 billion endowment and operating fund supporting The University of Texas System; holds B.A. in Economics and M.B.A.; Certified Public Accountant; and determined by the Board to be an audit committee financial expert, as defined by the SEC

Relevant Leadership and Chief Executive Officer/President Experience – over five years of experience as the Chief Executive Officer of a $15 billion fund

Extensive Knowledge of the Company’s Business and Industry – served as one of our directors for 21 years, providing invaluable knowledge of our strategy and business

Extensive Board and Corporate Governance Expertise – former director of BDM International, DTM Corporation, LifeCell Corporation and Argus Pharmaceuticals and brings to our Board significant knowledge on corporate governance matters

Community Commitment and Charitable Experience – serves on the Audit Committee of the Samueli Foundation, a not-for-profit organization with a mission to create societal value by investing in innovative, entrepreneurial and sustainable ideas; serves on the Investment Committee of the University of California Foundation – Irvine; and previously served on the board of the Ocean Institute, a not-for-profit organization with the mission to inspire all generations, through education, to become responsible stewards of our oceans

Thomas G. Ricks, 60 Director since 1992 Committees: » Audit (Chair) » Nominating & Corporate Governance Committee

Ms. Romans serves as the Managing Principal of MFR Healthcare Solutions, Inc., a private consulting firm formed in August 2012 through the consolidation of The Romans Group, a private consulting firm founded by Ms. Romans in January 2011 that provided global healthcare business solutions for which Ms. Romans served as CEO, with an affiliate of MFR, P.C., a full-service accounting and consulting firm headquartered in Houston, Texas. MFR Healthcare Solutions, Inc. provides strategic, tactical and operational planning consulting services to hospitals, universities, medical institutions and other providers in the global healthcare marketplace. From June 2006 to January 2011, Ms. Romans served as Chief Executive Officer and Central Market Leader of Memorial Hermann – Texas Medical Center, and from January 2003 to January 2011 she served as the Chief Executive Officer of Memorial Hermann Hospital.

Education: B.S. in Biology from the University of Detroit and M.S. in Nursing from Wayne State University

Specific Qualifications, Attributes, Skills and Experience that Ms. Romans brings to our Board:

Diversity – female; and over 30 years of professional experience in medical and nursing industry, strategic planning, project development, and nonprofit/charitable organizations

High Level of Financial Literacy and Risk Analysis Expertise – over 20 years of experience in the areas of contracting, project development, partnerships, joint ventures and analyzing risks related to business strategy; and managed the costs, and responsible for the financial health, of Memorial Hermann Hospital with over 6,000 employees for seven years

Relevant Leadership and Chief Executive Officer/President Experience – over nine years of experience as a Chief Executive Officer in a heavily-regulated and people-intensive medical industry where she was responsible for, among other matters, strategy development and execution, financial performance and operations

Community Dedication and Charitable Experience – serves on the board of Center for Houston’s Future; serves on the Executive Committee of the Houston Hispanic Chamber of Commerce; formerly a director of Rice University Jones Business School, the Children’s Assessment Center, the South Main Center Association and Save our ERs; and a member of Texas Hospital Association, Voluntary Hospital Association, Texas Association for Public and Non-Profit Hospitals, Greater Houston Partnership and Texas Executive Women

Juanita M. Romans, 63 Director since 2005 Committees: » Audit » Nominating & Corporate Governance

Mr. Schanck was appointed to Newfield’s Board of Directors in June 2013. Mr. Schanck served as President and CEO of Sonde Resources Corporation in Calgary, Alberta from 2010 until his retirement in June 2013. Sonde is an energy company engaged in the exploration and production of oil and natural gas with operations in Western Canada and offshore North Africa. Mr. Schanck spent the first 21 years of his career, 1978 to 1999, with Unocal Corporation and its subsidiaries. During that time, he helped lead Unocal’s exploration activities in both the U.S. and international regions, holding the positions of Group Vice President - Oil & Gas Operations from 1994 to 1996 and President of Spirit Energy 76 from 1997 to 1999. Following his career with Unocal, Mr. Schanck was Co-Chief Executive Officer for Samson Investment Company from 1999 to 2005 and Managing Partner of Tecton Energy, LLC from 2006 to 2009.

Education: M.S. in Geology from the University of Memphis, B.S. in Geology from Allegheny College and A.A. from Allegany College of Maryland

Specific Qualifications, Attributes, Skills and Experience that Mr. Schanck brings to our Board:

Relevant Leadership and Chief Executive Officer/President Experience - President and CEO of Sonde Resources Corporation from 2010-2013; Co-Chief Executive Officer for Samson Investment Company from 1999 to 2005; President of Spirit Energy 76 from 1997 to 1999

Extensive Knowledge of the Company’s Business and Industry - nearly 40 years of experience in the energy industry where he has held leadership positions in both public and private companies, including C-level executive; and holds M.S. in Geology, B.S. in Geology and A.A.

Community Dedication and Charitable Experience – served on numerous not for profit boards including Child Abuse Network, Tulsa, OK, board member and President of Spindletop Charities, Houston, TX, board member and President of United Way, Tulsa, OK

John W. Schanck, 61 Director since 2013 Committees: » Audit » Operations & Reserves (Chair)

Mr. Shultz currently serves and has served since 1995 as Chairman and Chief Executive Officer of Dauntless Energy Inc., a Canadian private oil and gas company he formed in 1995. From 1990 to 1995, Mr. Shultz served as the President and Chief Executive Officer of Gulf Canada Resources Limited, then a public Canadian oil and gas company. Prior to Gulf Canada, he served as a senior executive of Tenneco Oil Company.

Education: Professional Degree in Geological Engineering from the Colorado School of Mines; attended the University of Virginia’s Executive Program and the Harvard Business School Advanced Management Program

Other Public Company Directorships in Past Five Years: Canadian Oil Sands Ltd. (previously served as Chairman from 1996 to 2009); and Enbridge Inc., an energy transportation and distribution company (2006 to present)

Specific Qualifications, Attributes, Skills and Experience that Mr. Shultz brings to our Board:

Diversity – Dual U.S. – Canada citizenship and resident of Canada; and over 20 years of experience in the Canadian oil and gas industry

Relevant Chief Executive Officer/President Experience – 18 years as Chairman and Chief Executive Officer of Dauntless Energy; and five years as President and Chief Executive Officer of Gulf Canada Resources Limited

High Level of Financial Literacy – extensive understanding of reserves disclosures, serves on the Audit Committee of one other company and the Reserves Committee of one other company

Broad International Exposure – more than 40 years of North American and International executive experience in the upstream oil and gas industry

Extensive Knowledge of the Company’s Business and Industry – served as one of our directors for 19 years, providing him with invaluable knowledge of our strategy and business; extensive experience in health, safety and environmental matters; over 50 years of experience in the oil and gas industry; served as Chairman of the Canadian Energy Research Institute, U.S. National Energy Policy Council; served as Governor of the Canadian Association of Petroleum Producers; served as Governor of the Canadian Oilmen’s Executive Association; and served as Chairman of the Council on Canadian Energy Research Institute

Extensive Board and Corporate Governance Experience – director of three publicly-held companies; director of Enbridge Pipelines, a pipeline company and wholly-owned subsidiary of Enbridge; director of Glencoe Exploration, a privately-held Canadian oil and gas company (1996 to present); co-founder and director of Matrix Solutions Inc., a privately-held environmental consulting company (1996 to present); director of Sonoma Resources, a privately-held Canadian oil and gas company (2006 to present); former director of three additional privately-held entities; and holds an ICD.D designation as a professional director from the Canadian Institute of Corporate Directors and named as a Fellow in 2013, bringing to our Board significant knowledge on corporate governance matters

Community Dedication and Charitable Experience – serves on the Trustee Advisory Board for the Colorado School of Mines Foundation (since 2005); and served as a director for Alberta Science, Alberta Economic Development Authority and Business Advisory Board – Calgary Airport

C. E. (Chuck) Shultz, 74 Director since 1994 Lead Director Committees: » Audit » Operations & Reserves

Mr. Stoneburner was appointed to Newfield’s Board of Directors in February 2013. In April 2013, Mr. Stoneburner joined Pine Brook Road Partners, LLC, a New York-based investment firm, as an independent Senior Advisor. Mr. Newman, another nominee, currently serves as the President and CEO of Pine Brook. Prior thereto, Mr. Stoneburner served as the President - North America Shale Production Division for BHP Billiton Petroleum from August 2011 through his retirement in December 2012. From 2009 to August 2011, Mr. Stoneburner served as President and Chief Operating Officer of Petrohawk Energy Corp., as Chief Operating Officer from 2007 to 2009 and led Petrohawk’s exploration activities as Vice President, then Executive Vice President of Exploration, from 2003 to 2007. Mr. Stoneburner began his career as a geologist in 1977 and held positions at Texas Oil and Gas Corp., Weber Energy Corp., Hugoton Energy Corp. and 3TEC Energy Corp.

Education: B.S. in Geological Sciences from the University of Texas and M.S. in Geological Sciences from Wichita State University

Specific Qualifications, Attributes, Skills and Experience that Mr. Stoneburner brings to our Board:

Relevant Leadership and Chief Executive Officer/President Experience – retired President-North America Shale Production Division for BHP Billiton Petroleum; served as President and Chief Operating Officer of Petrohawk Energy Corp. from 2009 to August 2011, and as Chief Operating Officer from 2007 to 2009

Extensive Knowledge of the Company’s Business and Industry – over 35 years of experience in the oil and gas industry ranging from staff geologist, corporate owner, exploration manager to C-level executive; played a leading role in exploring for and developing some of the most successful resource plays in the United States; significant experience in the challenges of resource play operations and development; played a key role in implementing a comprehensive health, safety, environment and community management system for unconventional shale plays while at BHP Billiton Petroleum; and holds B.S. and M.S. in Geology Sciences

Community Dedication and Charitable Experience – Nominated for the Advisory Board of the Jackson School of Geoscience at the University of Texas at Austin; member of the L.T. Barrow Founders Circle at the Jackson School of Geoscience; American Association of Professional Geologists Foundation Trustee Associate; American Association of Professional Geologists Distinguished Lecturer 2012 – 2013; member of the American Association of Professional Geologists, the Society of Petroleum Engineers and The Houston and Dallas Geological Societies

Richard K. Stoneburner, 60 Director since 2013 Committees: » Audit » Operations & Reserves

Mr. Strange is a 35-year veteran of KPMG LLP. From 1996 until his retirement in 2002, he served as the Vice Chairman and Managing Partner of the U.S. Audit Practice of KPMG in addition to his service from 1998 until 2002 as the Global Managing Partner of the Audit Practice of KPMG International.

Education: B.A. and M.B.A. in Accounting from the University of North Texas

Other Public Company Directorships in Past Five Years: Group 1 Automotive, Inc., an automotive retailer (2005 to present); New Jersey Resources Corporation, a natural gas provider (2003 to present); BBVA Compass Bancshares, Inc., a commercial banking provider (2008 to present); and previously served as a director of SLM Corporation, known as “Sallie Mae” (2008 to 2013) and BearingPoint, Inc., a management and technology consulting company (2003 to 2009)

Specific Qualifications, Attributes, Skills and Experience that Mr. Strange brings to our Board:

High Level of Financial Literacy and Risk Analysis – 34 years of service with KPMG in the audit division, including six years as Vice Chairman and overseeing internal risk management of the firm; assisted in developing information risk management team at KPMG; B.A. and M.B.A. in Accounting; Certified Public Accountant; named as one of 100 most influential accountants in 2001 by Accounting Today; and determined by the Board to be an audit committee financial expert, as defined by the SEC

Broad International Exposure – four years as the Global Managing Partner of the Audit Practice of KPMG International

Extensive Board and Corporate Governance Experience – serves on the audit committee and board of three additional public companies; an active participant and expert speaker for the National Association of Corporate Directors and an NACD Board Leadership Fellow, bringing to our Board significant knowledge on corporate governance matters

Extensive Knowledge of the Company’s Business and Industry – served clients in the energy industry for over 15 years; led the energy practice at KPMG for three years; significantly involved in the original development of the accounting standards released by the Financial Accounting Standards Board and the disclosure rules implemented by the SEC for the oil and gas industry; and assisted in writing the original oil and gas accounting industry guide published by the AICPA

Community Dedication and Charitable Experience – Chair of the Finance Committee of the National Cutting Horse Association

J. Terry Strange, 70 Director since 2004 Committees: » Audit » Nominating & Corporate Governance (Chair)
Board Recommendation
The Board of Directors recommends a vote “FOR” each of the foregoing nominees to serve as a director.

NON-MANAGEMENT DIRECTOR COMPENSATION

Only non-employee directors are compensated for serving as directors. Currently, Mr. Boothby, our Chairman of the Board, President and Chief Executive Officer, is the only Board member who is an employee of ours, and his compensation as an employee is included in the Summary Compensation Table of the Proxy Statement.

The following table contains information about our non-employee directors’ fiscal year 2013 compensation.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)		All Other Compensation(2) ($)	Total ($)
Pamela J. Gardner	$75,000	$199,998	*	—	$274,998
John Randolph Kemp III	95,000	199,998	*	—	294,998
Steven W. Nance	39,766	$177,843		$2,500	220,109
Joseph H. Netherland	75,000	199,998	*	2,500	277,498
Howard H. Newman	75,000	199,998	*	—	274,998
Thomas G. Ricks	100,000	199,998	*	—	299,998
Juanita M. Romans	75,000	199,998	*	—	274,998
John (Jack) W. Schanck	39,766	177,843		1,500	219,109
C. E. (Chuck) Shultz	141,875	199,998	*	2,500	344.373
Richard K. Stoneburner	67,083	245,721	*	—	312,804
J. Terry Strange	83,917	199,998	*	—	283,915
___________________

(1)
Reflects the full grant date fair value of the 2013 restricted stock awards to our non-employee directors, computed in accordance with applicable accounting guidance, as required by SEC regulations. The grant date fair value of the 2013 awards were (i) $45,723 for Mr. Stoneburner's grant for the period February 8, 2013 - May 1, 2013; (ii) $199,998 for each director receiving a grant on May 2, 2013(see *); and (iii) $177,843 for Messrs. Nance and Schanck, whose service began on June 19, 2013. All grants were based on the mean of the high and low sales price of our common stock on the grant date. See also Note 11, Stock-Based Compensation, to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC.

(2)
Reflects charitable contributions with respect to 2013 pursuant to our matching gift program for non-employee directors. Under this program, we match our non-employee directors’ charitable contributions up to $2,500 per year.

Non-Management Director Compensation Program for 2013/2014
In May 2013, the Governance Committee considered the compensation of the non-management directors and determined that no changes were necessary for the 2013/2014 period. As a result, compensation for non-management directors remained as follows:

•	annual cash retainer of $75,000;

•	annual fee for the chair of the Governance Committee of $10,000;

•	annual fee for the chair of the Audit Committee of $25,000;

•	annual fee for the chair of the Compensation Committee of $20,000;

•	annual restricted stock award of $200,000; and

•	annual fee for the Lead Director of $75,000.
As of December 31, 2013, our non-employee directors held 9,124 unvested restricted shares, except Messrs. Nance and Schanck who each held 7,313 unvested restricted shares. These shares are scheduled to vest on May 8, 2014, the day before our 2014 Annual Meeting, subject to the non-employee director’s continued service through such date.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth beneficial ownership information with respect to our common stock as of March 1, 2014 for (1) each person known by us to own beneficially more than 5% of our outstanding common stock, (2) each of our directors and nominees for director, (3) each of our named executive officers referenced in the Summary Compensation Table, and (4) all of our directors and executive officers as a group. Unless otherwise noted, each person listed below has sole voting and investment power with respect to the shares of our common stock listed below as beneficially owned by the person. As of March 1, 2014, we had 136,337,105 shares of common stock outstanding.
None of the shares beneficially owned by our executive officers or directors has been pledged as security for an obligation. Our insider trading policy prohibits our executive officers and directors from holding Newfield securities in a margin account or pledging Newfield securities as collateral for a loan.

	Beneficial Ownership(1)
Name of Beneficial Owner	Shares	Percent
Holders of More Than 5%:
BlackRock, Inc.(2)	7,065,546	5.20%
The Vanguard Group, Inc.(3)	9,419,809	6.92%

Named Executive Officers and Directors:
Lee K. Boothby	99,004	*
George T. Dunn	146,121	*
Pamela J. Gardner	29,521	*
John H. Jasek	49,443	*
John Randolph Kemp III	31,029	*
Lawrence S. Massaro	17,106	*
Steven W. Nance	7,313	*
Joseph H. Netherland	30,517	*
Howard H. Newman	201,255	*
Gary D. Packer	181,284	*
Terry W. Rathert	88,617	*
Thomas G. Ricks	35,745	*
Juanita M. Romans	28,521	*
John W. Schanck	7,313	*
C. E. (Chuck) Shultz	43,155	*
Richard K. Stoneburner	15,156	*
J. Terry Strange	30,517	*
All Executive Officers and Directors as a Group (consisting of 23 persons)	1,234,233	*
___________________

*	Less than 1%

(1)
The amounts shown include, as of March 1, 2014: (a) shares of common stock held under Newfield’s 401(k) Plan for the accounts of participants; (b) shares of restricted stock; and (c) shares of common stock that may be acquired within 60 days through the exercise of stock options or the vesting of restricted stock units. The shares beneficially owned by Messrs. Boothby, Packer, Massaro, Dunn, Jasek and Rathert and by our executive officers and directors as a group include 30,000 shares, 25,000 shares, 0 shares, 18,000 shares, 25,000 shares, 0 shares and 122,200 shares, respectively, that may be acquired by such persons within 60 days through the exercise of stock options. None of our NEOs or directors own restricted stock units that may vest within 60 days after March 1, 2014. Until stock options are exercised or restricted stock units vest, these individuals have neither voting nor investment power over the underlying shares of common stock.

(2)
BlackRock, Inc. (BlackRock), in its capacity as a parent holding company or control person for various subsidiaries (none of which individually owns more than 5% of our outstanding common stock), may be deemed to beneficially own the indicated shares. BlackRock’s address is 40 East 52nd St., New York, NY 10022. This information is based on BlackRock’s most recent Statement on Schedule 13G, updated for shares outstanding as of March 1, 2014.

(3)
The Vanguard Group, Inc. (Vanguard), in its capacity as an investment adviser, may be deemed to beneficially own the indicated shares, which are held by clients of Vanguard. Vanguard has sole voting power over 180,479 shares and shared dispositive power over 171,079 shares, as well as sole dispositive power of 9,248,730 shares. Vanguard’s address is 100 Vanguard Blvd., Malvern, PA 19355. This information is based on Vanguard’s most recent Statement on Schedule 13G, updated for shares outstanding as of March 1, 2014.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors and persons who own more than 10% of our common stock to file reports of beneficial ownership and changes in ownership with the SEC. These persons are required by SEC rules to furnish us with copies of these reports. Based solely on our review of the copies of these reports received by us during fiscal year 2013 and representations from certain reporting persons that they have complied with the relevant filing requirements, we believe that all such filing requirements were complied with during the year ended December 31, 2013; provided that due to clerical processing delays, John Jasek inadvertently filed late one transaction on one Form 4.
CORPORATE GOVERNANCE
Set forth below, in question and answer format, is a discussion about our corporate governance policies and practices and other matters relating to our Board and its Committees.
General
Have you adopted Corporate Governance Guidelines?
Yes. The Board is responsible for, and believes in, overseeing the Company’s assets and business affairs in an honest, fair, diligent and ethical manner driven by good corporate governance principles. To fulfill its responsibilities, the Board follows the procedures and standards set forth in its Corporate Governance Guidelines. These Guidelines address matters such as director responsibilities and conduct, director qualifications, Board composition, functioning of the Board and the Committees, director access to management and independent advisors, director compensation, director stock ownership, director orientation and continuing education, evaluation of our Chief Executive Officer, management succession and performance evaluations of our Board and its Committees. In February 2012, the Governance Committee also established “Director Selection Process and Guidelines”, which is attached as Appendix A to the Corporate Governance Guidelines and outlines the process and criteria for selecting director nominees.
Have you adopted a Code of Ethics and Conduct?
Yes. Our Board has formally adopted a Corporate Code of Business Conduct and Ethics applicable to our directors, officers and employees. In addition, the Board has adopted a Financial Code of Ethics applicable to our Chief Executive Officer, Chief Financial Officer and Controller or Chief Accounting Officer, and an Insider Trading Policy applicable to all directors, officers and employees.
How can I view or obtain copies of your corporate governance materials?
The guidelines and codes mentioned above, as well as the charters for the Audit Committee, Compensation & Management Development Committee, Nominating & Corporate Governance Committee and Operations & Reserves Committee of our Board, are available on our website for viewing and printing. Go to http://www.newfield.com and then to the “Corporate Governance – Overview” tab.
Board of Directors
How many independent directors do you have? How do you determine whether a director is independent?
Our Board has affirmatively determined that 11 of our 12 current directors and 10 of our 11 nominated directors are “independent” as that term is defined by the NYSE rules. In addition, Messrs. Burguieres and Lacey, who served as directors during part of fiscal 2013, were also independent. In making this determination, our Board considered various transactions and relationships between each director nominee or his or her immediate family and our Company and its subsidiaries. The purpose of this review by our Board was to determine whether any such relationships or transactions were material and, therefore, inconsistent with a determination that the director is independent. In the ordinary course of business during 2013, we entered into purchase and sale transactions for products and services with certain companies affiliated with members of our Board of Directors, as described below:

•
Mr. Netherland is a director of FMC Technologies, Inc. and retired as Chairman of FMC Technologies in December 2008. In 2013, we paid FMC Technologies and its subsidiaries approximately $15.9 million (net to our interest) for well head and other equipment.

•	Mr. Nance is a director of The Williams Companies. In 2013, we paid The Williams Companies approximately $1.8 million in lease payments for our office space.
In each case, the transactions were for less than 2% of the consolidated gross revenues of the director-affiliated company. See also “Interests of Management and Others in Certain Transactions”. We generally expect transactions of a similar nature to occur during 2014.

As a result of its review, our Board affirmatively determined, based on its understanding of such transactions and relationships, that all of the nominees for director are independent of our Company under the standards set forth by the NYSE, with the exception of Lee K. Boothby. Mr. Boothby currently serves as our Chairman of the Board, President and Chief Executive Officer. There are no family relationships between any of the nominees for director or between any nominee and any executive officer of our Company.
How many times did your Board meet last year?
Our Board met in person or by telephone conference ten times during 2013.
Did any of your directors who served on your Board during 2013 attend fewer than 75% of the meetings of your Board and his or her assigned Committees during 2013?
No.
Do you have a policy regarding director attendance at Annual Meetings of Stockholders?
Yes. Directors are expected to attend the Annual Meetings of Stockholders. All of our directors attended the 2013 Annual Meeting.
Do your non-management directors and independent directors meet in executive session?
Yes. Our non-management directors and independent directors meet in executive session on a regular basis – usually at each regularly scheduled meeting of our Board. All of our non-management directors are independent. Our corporate governance guidelines provide that our independent directors will meet in executive session at least annually and more frequently as needed at the call of one or more of our independent directors. Our corporate governance guidelines also provide that executive sessions will be presided over by the Lead Director. Charles E. Shultz has served as our Lead Director since May 2013. If the Lead Director is not in attendance, these executive sessions will be presided over by such other person chosen by vote of the non-management or independent directors, as applicable.
How is your Board’s leadership structured?
We historically have combined the roles of Chairman of the Board (Chairman) and Chief Executive Officer (CEO), other than for periods of time after the retirement of a CEO. In February 2012, in connection with revising our Corporate Governance Guidelines, the Nominating & Corporate Governance Committee (Governance Committee) and the other independent members of our Board evaluated the appropriate leadership structure for our Company. As part of their evaluation, they considered our past leadership structures, the leadership structures of peer companies in our industry and corporate governance trends. After considering all of these factors, our Governance Committee recommended, and our Board approved, not to support implementing a policy with respect to the separation of the offices of Chairman and CEO at this time. In many situations, the Board believes a combined Chairman/CEO office can provide significant benefits for our stockholders, including a unified approach to strategy and execution and a Chairman that has a pulse on the day-to-day business of the Company and therefore knowledge of the important issues to be addressed by the Board. The Board believes that the decision to separate the offices of Chairman and CEO should be part of the succession planning process and that it is in the best interests of the Company for the Board to make a determination regarding this issue as appropriate under the circumstances at the time.
At this time, our Governance Committee and Board believe that combining the role of CEO and Chairman continues to be appropriate. The Board believes that having the CEO also serve as Chairman provides the Company with a clear leadership structure, provides the Board with valuable insight into the Company’s operations and strategies from management’s perspective and facilitates the flow of information between management and the Board. The Board also believes that this leadership structure ensures the appropriate level of independent oversight because:

•	the Board has an independent Lead Director, who presides over the executive sessions of our non-management and independent directors (which usually occur at each regularly-scheduled Board meeting);

•	Board committees are composed entirely of independent directors;

•	the independent Compensation Committee annually evaluates the performance of our CEO and reviews the evaluation with the independent members of our Board; and

•	all of the director nominees, other than Mr. Boothby our CEO and President, are independent under the standards set forth by the NYSE.

What are the responsibilities of the Chairman and the Lead Director?
The Chairman ensures the overall effectiveness of the Board and will:

•	set the agendas and preside over meetings of the Board;

•	serve as a liaison between the Board and management; and

•	chair the annual stockholder meetings.
The Lead Director holds a valuable role in both the overall leadership of the Board and creating an atmosphere in which the Board can enhance the success of the Company. The Lead Director will:

•	set the agendas for, call and preside over the executive sessions of the non-management and independent directors;

•	brief the Chairman/CEO and management, as needed, on the issues discussed in the executive sessions;

•	serve as a mentor and provide guidance to the Chairman/CEO as requested or needed;

•	collaborate with the Chairman/CEO on the agendas for the meetings of the Board (including schedule and materials);

•	act as a liaison between the non-management and independent directors and the Chairman/CEO and management;

•	preside over meetings of the Board at which the Chairman is not present or has a conflict;

•	coordinate the retention of consultants and advisors who report directly to the Board on Board matters (as opposed to committee consultants and advisors);

•	facilitate and assist the Governance Committee with Board, Committee and director evaluations and communicating results;

•	assist the Chairman/CEO and Chair of the Compensation Committee with succession planning, as necessary;

•	foster a respectful atmosphere in which directors feel comfortable asking questions, providing insight and engaging in dialogue;

•
as requested from time to time by the Chairman/CEO, meet with management to preview significant matters (such as potential acquisitions and other large capital commitments) expected to be presented to the Board and be a general resource to the Chairman/CEO; and

•	as needed or requested by the Board, perform other corporate governance duties.
Can interested parties communicate directly with your non-management directors?
Yes. We have established an Ethics Line, consisting of a website that facilitates submission of reports over the Internet and toll-free numbers that can be used from all the countries in which we operate, so that investors, employees and any other interested parties can anonymously report through a third party any practices thought to be in violation of our corporate governance policies. The Ethics Line also can be used to make concerns known to, or send other communication to, our non-management or independent directors (individually or as a group), including our Lead Director, on a direct and confidential basis. The web address for our Ethics Line is www.newfieldexploration.ethicspoint.com and the telephone number for the Ethics Line in the United States, Guam, Puerto Rico and Canada is 866-593-5936. Additional information regarding the Ethics Line is available on our website at http://www.newfield.com under the tab “Corporate Governance – Overview”.
What is your Board of Directors’ role in risk oversight?
Management is responsible for implementing our financial and business strategies, and assessing and managing the risks relating to our Company and its performance under those strategies. Our Board reviews, approves (where appropriate) and monitors our financial and business objectives, strategies, plans and major corporate actions. Our Board also assesses major risks relating to our Company and its performance, and reviews options to mitigate and address such risks.
Our Board retains the primary responsibility for strategic and risk oversight. To assist the Board in discharging its oversight responsibilities, members of management report to the Board and its committees on areas of risk to our Company, and our Board committees consider specific areas of risks inherent in their respective areas of oversight and report to the full Board regarding their activities. For example, our Audit Committee discusses with management our major financial risk exposures and the steps management has taken to monitor and control such exposures. Our Compensation & Management Development Committee

incorporates risk considerations, including the risk of loss of key personnel, as it evaluates the performance of our CEO and other executive officers, reviews management development and succession plans, and considers risks related to our compensation programs and policies. Our Governance Committee focuses on issues relating to Board composition, leadership structures and corporate governance matters. Our Operations & Reserves Committee reviews, evaluates and oversees the Company's risks relating to our operations, including safety, environmental, regulatory and compliance (SERC) and reserves. In addition to receiving reports from Board committees regarding the risks considered in their respective areas, to ensure that our Board has a broad view of our strategy and overall risk management process, the Board will specifically review our long-term strategic plans and the principal issues and risks that we may face, as well as the processes through which we manage risk, during at least one Board meeting per year. This enables the full Board to coordinate risk oversight, especially with respect to risk interrelationships. At this point, we believe that combining the roles of Chairman and CEO enhances the Board’s administration of its risk oversight function because, through his role as Chairman, our CEO is able to provide the Board with valuable insight into our risk profile and the options to mitigate and address our risks based on his experiences with the daily management of our business as our CEO.
How are your directors compensated?
Only non-management directors are compensated for serving as directors. See “Non-Management Director Compensation” beginning on page 19 for information about our non-management director compensation.
Do you have stock ownership guidelines for directors?
Yes. The Board believes that an alignment of director interests with those of stockholders is very important. All non-management directors are expected to own stock in the Company equal in value to five times the annual base cash retainer, not including any cash retainers paid to a director for serving as the Chairman, the Lead Director or a Chair of a Committee. Such ownership must be accomplished within five years from a director’s first appointment to the Board.
Do you have a mandatory retirement age for directors?
Yes, if a director reaches age 72 while in office, such director must resign at the end of his or her then current term, unless (a) the members of the Governance Committee unanimously (not including the director in question if such director is a member of the Governance Committee) waive such requirement due to special circumstances; and (b) the action is ratified and approved by a majority of the disinterested directors on the Board. During 2012, Mr. Shultz turned 72. However, the Governance Committee and the Board, decided in 2012 (excluding the vote of Mr. Shultz) to waive this requirement until age 75 because Mr. Shultz’s significant oil and gas industry experience, engineering expertise, health, safety and environmental experience, high level of financial literacy and understanding of reserves are all extremely valuable to the Board and cannot easily be replaced.
Do you have mandatory term limits for directors?
No. The oil and gas industry is a very specialized industry that can take years to truly understand. The Board believes that the Company and its stockholders benefit from Board continuity and stability that allows directors to focus on long-term business strategies and results. For these reasons, among others, the Board does not believe it should establish arbitrary term limits for directors based on years of service. Such term limits are likely to force the Company to lose the contribution of directors who have developed significant and valuable insight into the Company, its operations and industry that cannot easily be replaced.
Does your Board have any standing committees?
Yes. Our Board presently has the following significant standing committees:

•	Audit Committee;

•	Compensation & Management Development Committee;

•	Nominating & Corporate Governance Committee; and

•	Operations & Reserves Committee.
Each of these Committees is composed entirely of independent directors.
Has your Board adopted charters for each of these Committees? If so, how can I view or obtain copies of them?
Yes. Our Board has adopted a charter for each of these Committees along with Corporate Governance Guidelines. The charters and guidelines are available on our website for viewing and printing. Go to http://www.newfield.com and then to the “Corporate Governance – Overview” tab.

Audit Committee
What does the Audit Committee do?
The primary purposes of the Audit Committee are to assist the Board in monitoring:

•	the integrity of our financial statements and financial reporting processes and systems of internal control;

•	the qualifications and independence of our independent auditors;

•	the performance of our internal audit function and independent auditors; and

•	our compliance with legal and regulatory requirements.
The Audit Committee also prepares a report each year in conformity with the rules of the SEC for inclusion in our annual Proxy Statement. The Audit Committee is responsible for appointing, retaining and terminating our independent auditors and also performs the specific functions set forth in its charter.
Who are the members of the Audit Committee?
The Audit Committee currently consists of Thomas G. Ricks, Juanita M. Romans, John (Jack) W. Schanck, C. E. (Chuck) Shultz, Richard K. Stoneburner and J. Terry Strange, with Mr. Ricks serving as Chair. Each member of the Audit Committee is independent, under the standards set forth by the NYSE. Mr. Strange also serves on the audit committees of Group 1 Automotive, Inc., New Jersey Resources Corporation and BBVA Compass. Our Board has determined that such simultaneous service on these other audit committees and on our Audit Committee does not impair the ability of Mr. Strange to serve effectively on our Audit Committee.
Does the Audit Committee have an audit committee financial expert?
Yes. Our Board has determined that each of Messrs. Ricks and Strange meets the qualifications of an audit committee financial expert, as defined by SEC regulations, and is independent, under the standards set forth by the NYSE.
How many times did the Audit Committee meet last year?
The Audit Committee held seven meetings in person or by telephone conference during 2013.
Compensation & Management Development Committee
What does the Compensation & Management Development Committee (Compensation Committee) do?
The primary purposes of the Compensation Committee are:

•	reviewing, evaluating, modifying and approving the compensation of our executive officers and other key employees;

•	producing a report on executive compensation each year for inclusion in our annual Proxy Statement;

•	overseeing the evaluation and development of Company management; and

•	overseeing succession planning for our Chief Executive Officer and other senior executive officers.
The Compensation Committee has authority to oversee the administration of compensation programs applicable to all of our employees, including executive officers, and also performs the specific functions set forth in its charter. The Compensation Committee may delegate some or all of its authority to subcommittees when it deems appropriate.
Who are the members of the Compensation Committee?
The Compensation Committee currently consists of Pamela J. Gardner, John Randolph Kemp III, Steven W. Nance, Joseph H. Netherland and Howard H. Newman, with Mr. Kemp serving as Chair. Each Compensation Committee member is independent, under the standards set forth by the NYSE.
How many times did the Compensation Committee meet last year?
The Compensation Committee held six meetings in person or by telephone conference during 2013.

What are the Compensation Committee’s processes and procedures for consideration and determination of executive compensation?
Executive compensation is reviewed at least annually by the Compensation Committee. The Compensation Committee generally makes its decisions regarding the annual compensation of our executive officers at its regularly scheduled meeting in February of each year. These decisions include adjustments to base salary, annual incentive cash awards and grants of long-term incentive awards. The Compensation Committee also makes compensation adjustments as necessary at other times during the year in the case of promotions, changes in employment status and for competitive purposes. The Compensation Committee may delegate some or all of its authority to subcommittees when it deems appropriate. See “Executive Compensation – Compensation Discussion and Analysis” beginning on page 30 for more information regarding the Compensation Committee’s processes and procedures for consideration and determination of executive compensation.
How does the Compensation Committee consider risk when determining our compensation programs?
Our Compensation Committee has discussed the concept of risk as it relates to our compensation programs and does not believe our compensation programs encourage excessive or inappropriate risk taking. The Compensation Committee, with assistance of its independent compensation consultant, arrived at this conclusion for the following reasons:

•
Our employees receive both fixed and variable compensation. The fixed (salary) portion provides a steady income regardless of the Company’s stock performance and allows executives to focus on the Company’s business without an excessive focus on the Company’s stock price performance.

•
The annual cash incentive awards are 100% discretionary and determined based upon several factors, including performance against goals at the Company, business unit and individual levels. The Company goals are designed to ensure a proper balance between stock performance, operational metrics, financial goals and strategic goals.

•	Our restricted stock units generally vest over three or four years, which discourages short-term risk taking.

•
Between 25% and 50% of all long-term incentives granted to our executives are performance-based stock units. These performance-based stock units are subject to risk of forfeiture if the long-term total stockholder return objectives are not met, which encourages a long-term perspective by our executives. In addition, a substantial portion of our executives’ long-term equity compensation is forfeited upon voluntary termination, which encourages our executives to maintain a long-term focus.

•	Essentially all of our employees participate in our compensation programs regardless of business unit, which encourages consistent behavior across the Company.
The Compensation Committee believes that these factors discourage short-term risk taking and encourage all of the Company’s employees to focus on Newfield’s sustained long-term performance.
Nominating & Corporate Governance Committee
What does the Nominating & Corporate Governance Committee (Governance Committee) do?
The primary purposes of the Governance Committee are:

•	advising our Board about the appropriate composition of the Board and its committees;

•	evaluating potential or suggested director nominees and identifying individuals qualified to be directors;

•	nominating directors for election at our Annual Meetings of Stockholders or for appointment to fill vacancies;

•	recommending to our Board the directors to serve as members of each committee of our Board and the individual members to serve as chair of the committees;

•	approving the compensation structure for all non-management directors;

•
advising our Board about corporate governance practices, developing and recommending to the Board appropriate corporate governance practices and policies and assisting the Board in implementing those practices and policies;

•	overseeing the evaluation of our Board and its committees through an annual performance review; and

•	overseeing the new director orientation program and the continuing education program for all directors.
The Governance Committee also performs the specific functions set forth in its charter.

Who are the members of the Governance Committee?
The Governance Committee currently consists of Pamela J. Gardner, John Randolph Kemp III, Joseph H. Netherland, Howard H. Newman, Thomas G. Ricks, Juanita M. Romans and J. Terry Strange, with Mr. Strange serving as Chair. Each Governance Committee member is independent, under the standards set forth by the NYSE.
How many times did the Governance Committee meet last year?
The Governance Committee held three meetings in person or by telephone conference during 2013.
Does the Governance Committee have a policy on diversity when selecting director candidates?
In selecting director candidates, the Governance Committee and the Board take diversity into account, seeking to ensure a representation of varied perspectives and experiences, although the Governance Committee’s Director Selection Guidelines do not prescribe specific standards for diversity.
What processes and guidelines does the Governance Committee follow when considering a director nominee for a position on your Board?
In February 2012, the Board, as recommended by the Governance Committee, adopted Director Selection Guidelines under which the Governance Committee established criteria for nominating directors, screening candidates and evaluating the qualifications of director nominees. The Governance Committee recommends director nominees who are ultimately approved by the full Board. The Governance Committee considers candidates suggested by its members, other directors, senior management and stockholders in anticipation of upcoming director elections and actual or expected Board vacancies. The Governance Committee is authorized, at the expense of the Company, to retain search firms, consultants, and any other advisors it may deem appropriate, in order to identify and screen potential candidates.
The Governance Committee reviews the size and structure of the Board and considers director tenure, skills and experience in determining the slate of nominees and as part of director succession planning. The Governance Committee endeavors to find candidates of high integrity who have a solid reputation and record of accomplishment in their chosen fields and who display the independence of mind and strength of character to effectively represent the best interests of all stockholders. Candidates are selected for their demonstrated ability to exercise good judgment, and to provide practical insights and diverse perspectives. In addition to demonstrated leadership skills in strategy and development, risk management and succession planning, the Governance Committee considers experience in the following areas: the oil and gas industry and operations; health, safety and environmental matters; international company operations; finance and accounting; technology; corporate social responsibility and public policy matters.
After reviewing the qualifications of potential candidates, the Governance Committee determines the candidates that will proceed to the next step of evaluation, which is typically an in-person interview. To the extent feasible, potential candidates will be interviewed by the Chairman, CEO and a majority of the Governance Committee members. The results of these interviews will be considered by the Governance Committee in its decision to recommend a director candidate to the Board for nomination. In addition to reviewing the qualifications of new candidates, the Governance Committee will also review sitting directors who are being considered for re-nomination in light of the above considerations and their past contributions to the Board.
Does the Governance Committee consider candidates for your Board submitted by stockholders and, if so, what are the procedures for submitting such recommendations?
Yes. As provided in the Governance Committee’s charter and the Director Selection Guidelines, it is the Governance Committee’s policy to consider suggestions from many sources, including stockholders, regarding possible candidates for director. In general, the Governance Committee will use the same process to evaluate candidates recommended by stockholders as it uses to evaluate all other director candidates, as set forth in response to the previous question. However, if a candidate is recommended by a specific stockholder or a group of stockholders, the Governance Committee would evaluate the candidate to assess whether the candidate could impartially represent the interests of all stockholders without unduly favoring the particular interests of the recommending stockholder or group of stockholders.
If a stockholder wants the Governance Committee to consider a possible candidate for director, the name of the possible candidate, together with appropriate biographical information, should be submitted to the Chair of the Governance Committee, c/o John D. Marziotti, Corporate Secretary, Newfield Exploration Company, 4 Waterway Square Place, Suite 100, The Woodlands, Texas 77380. Stockholders who wish to propose a matter for action at a stockholders’ meeting, including the nomination of a director for election, must comply with the provisions of our Bylaws that are described in this Proxy Statement in the section entitled “Stockholder Proposals for 2015 Annual Meeting and Director Nominations”.
What is the Governance Committee’s process for determining director compensation?
The Governance Committee has the sole authority to approve the compensation structure for all of our non-management directors. The Governance Committee may delegate some or all of its authority to subcommittees when it deems appropriate.

Director compensation is reviewed at least annually by the Governance Committee. The Governance Committee seeks to set director compensation at an adequate level to compensate directors for their time and effort expended in satisfying their obligations to us without jeopardizing their independence.
The Governance Committee has determined that the non-management director compensation for 2013/2014 includes the following:

•	annual cash retainer of $75,000;

•	annual fee for the chair of the Governance Committee of $10,000;

•	annual fee for the chair of the Audit Committee of $25,000;

•	annual fee for the chair of the Compensation Committee of $20,000;

•	annual restricted stock award of $200,000; and

•	annual fee for the Lead Director of $75,000.
See “Non-Management Director Compensation” above for a more detailed description of our non-management director compensation programs.

Operations & Reserves Committee
What does the Operations & Reserves Committee (Operations Committee) do?
The primary purposes of the Operations Committee are to assist the Board in overseeing and monitoring:

•	the Company's operations, including SERC and reserves; and

•	the risks related to the Company's operations.
The Operations Committee is responsible for engaging independent counsel and other advisors, including engineers or geologists, as it determines necessary to carry out its duties and also performs the specific functions set forth in its charter.
Who are the members of the Operations Committee?
The Operations Committee currently consists of John R. Kemp III, Steven W. Nance, John (Jack) W. Schanck, C. E. (Chuck) Shultz and Richard K. Stoneburner, with Mr. Schanck serving as Chair. Each member of the Operations Committee is independent, under the standards set forth by the NYSE.
How many times did the Operations Committee meet last year?
The Operations Committee was established in January of 2014 and did not have any meetings in 2013.

INTERESTS OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS
Although we have not formally adopted written policies or procedures for the approval of related person transactions, our Corporate Governance Guidelines and Corporate Code of Business Conduct and Ethics (“Code of Conduct”) specifically prohibit conflicts of interests, except under guidelines approved by the Board. Under the Code of Conduct, a “conflict of interest” is defined as any circumstance that could cast doubt on a person’s ability to act with total objectivity with regard to the Company’s interests. Any employee or director who becomes aware of a conflict or potential conflict is asked to bring it to the attention of a supervisor, management or other appropriate personnel, who then is required to document and report the outcome of such matters to our compliance officer. Under the Corporate Governance Guidelines, the Board must resolve any conflict of interest question involving the CEO or any executive officer.
In addition, the Corporate Governance Guidelines state that Directors shall attempt to avoid any situation that may give rise to a conflict of interest or the appearance of a conflict of interest. If an actual or potential conflict of interest arises, the Director must promptly inform the Chairman of the Board and the Chair of the Governance Committee (or in the event a potential conflict arises with the Chair of the Governance Committee, he or she must notify the Chair of the Audit Committee) and recuse himself or herself from any Board deliberations or decisions related to the matter that is the subject of the conflict of interest. If an actual or potential conflict exists and cannot be resolved by a Director’s recusal from participation in discussions or deliberations related to the matter or in any other reasonable manner, the Director is expected to offer to tender his or her resignation to the Chair of the Governance Committee. The Governance Committee shall determine whether to accept or reject such offer.

Further, the Governance Committee and our Board annually review related person transactions with respect to directors (including those transactions described below with respect to directors and those described above under “Corporate Governance – Board of Directors”) as part of their annual assessment of director independence and the director nomination process, as provided in our written corporate governance guidelines and the written charter of our Governance Committee. Other related person transactions are disclosed to our Board or a Board committee and are addressed on a case-by-case basis.
During 2013, Kevin M. Robinson, our former Vice President of Asia, and Susan G. Riggs, our Treasurer, were minority owners of Huffco International L.L.C. In May 1997, before Mr. Robinson and Ms. Riggs joined us, we acquired from Huffco an entity now known as Newfield China, LDC, the owner of a 12% interest in a three field unit located on Blocks 04/36 and 05/36 in Bohai Bay, offshore China. Huffco retained preferred shares of Newfield China that provide for an aggregate dividend equal to 10% of the excess of proceeds received by Newfield China from the sale of oil, gas and other minerals over all costs incurred with respect to exploration and production in Block 05/36, plus the cash purchase price we paid Huffco for Newfield China ($6 million). Effective July 1, 2013, the Company purchased from Huffco International, LLC the outstanding preferred shares of Newfield China. During 2013, 2012 and 2011, Newfield China paid approximately $2 million, $7 million and $5 million, respectively, of dividends to Huffco on the preferred shares of Newfield China. Based on our estimate of the net present value of the proved reserves associated with Block 05/36, the indirect interests (through Huffco) in Newfield China’s preferred shares held by Mr. Robinson and Ms. Riggs had a net present value of approximately $80,000 and $200,000, respectively, at December 31, 2013.
COMPENSATION  & MANAGEMENT DEVELOPMENT COMMITTEE REPORT
The Compensation & Management Development Committee has reviewed and discussed with Newfield’s management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K included in this Proxy Statement. Based on this review and discussion, the Compensation & Management Development Committee recommended to the Board of Directors of Newfield that the Compensation Discussion and Analysis be included in this Proxy Statement.
This report is submitted on behalf of the Compensation & Management Development Committee.

John Randolph Kemp III, Chair
Pamela J. Gardner
Steven W. Nance
Joseph H. Netherland
Howard H. Newman
The foregoing Compensation & Management Development Committee Report is not soliciting material, is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
The Compensation & Management Development Committee of our Board (Compensation Committee) oversees our compensation programs for executives and all employees. The Compensation Committee understands that for the Company and its stockholders to achieve long-term success, the compensation programs need to attract, retain, develop and motivate a strong leadership team. As a result, our executive compensation programs are designed to pay for performance, enable talent attraction, retain top talent and closely align the interests of our executives with those of our stockholders. This Compensation Discussion and Analysis provides important information on our executive compensation programs and explains the compensation decisions made during 2013 by the Compensation Committee for our named executive officers, or NEOs. At our 2013 Annual Stockholder Meeting, more than 94% of the stockholder votes cast (excludes broker-non-votes) approved the 2012 compensation of our NEOs. In fiscal 2013, we had the following six NEOs (which includes an additional NEO due to the fact that two individuals held the position of Chief Financial Officer during 2013):
➢    Lee K. Boothby, Chairman of the Board, Chief Executive Officer and President;
➢    Gary D. Packer, Executive Vice President and Chief Operating Officer;
➢    Lawrence S. Massaro, Executive Vice President and Chief Financial Officer;
➢    George T. Dunn, Senior Vice President - Development;
➢    John H. Jasek, Vice President - Onshore Gulf Coast; and
➢    Terry W. Rathert, Executive Vice President and Senior Advisor (expected retirement August 2014).
Executive Summary - The Newfield Transformation
Over the last decade, Newfield has transitioned from a diversified asset base of onshore, offshore and international operations to more focused portfolio of rich, onshore United States (U.S.) resource opportunities. The remaining step in this transition will be the completion of the planned sale of our China business (approximately 3% of aggregate 2013 year-end reserves). The strategic and operational successes during 2013 moved us closer to attaining our Vision: to be recognized as the premier E&P company, delivering operational excellence, top-tier business results and value to our stockholders, employees and the communities where we live and work.
At year-end 2013, approximately 94% of our proved reserves were located onshore in the U.S. Following the planned sale of our China business, we will have transitioned to a pure-play North American-resource company. As our assets have changed, so have our executive compensation practices. The Compensation Committee has taken deliberate steps to move towards a transparent, pay-for-performance compensation structure, with goals and metrics aligning to our three-year plan and long-term value creation.
In February 2013, we presented our first “three-year plan,” which outlined our expected production and cash flow growth and capital investment programs. This plan was refreshed in late 2013, extending our plan through 2016. We have confidence in our asset base and our ability to deliver on our stated goals. The foundation of our three-year plan is the continued development of our four key regions in the U.S. - the Anadarko Basin, the Uinta Basin, the Williston Basin and the Eagle Ford play. These liquids-rich plays received more than 85% of our 2013 capital investments and are expected to comprise more than 90% of our investments in 2014. We believe that having multiple basin opportunities provides us with a competitive advantage and allows us to shift both personnel and capital to the areas yielding the best returns and certainty of outcomes. In addition to our investments in these four areas, we will continue to seek new plays to build our future drilling inventory.
All resource plays evolve over time from initial geologic concept and acreage capture to the realization of superior returns when full-field development is reached. Our Anadarko and Uinta Basin developments are relatively early in their development life cycles and offer significant resource potential and scale across vast acreage positions. In 2013, we improved efficiencies in both drilling and completion practices in the Anadarko and Uinta basins and we expect these positive trends to continue in 2014.
Our Williston Basin and Eagle Ford developments are more mature and have achieved the benefits of full-field development. In 2013, our well costs in these areas achieved superior cost and return targets through pad drilling and optimization of our completion practices. These programs are delivering excellent rates of return today and help fund our active programs in the Anadarko and Uinta basins.
In early 2013, the Compensation Committee revised the structure of our executive annual incentive performance compensation, which is explained in greater detail below. See “2013 Performance Analysis and Compensation Decisions” on page 37. With these revisions, the Compensation Committee has implemented a more aligned and transparent compensation program to reward important progress towards the Company’s three-year plan and the creation of long-term stockholder value.
2013 Corporate Performance and Strategic Highlights. The following list contains a few corporate performance and strategic highlights for 2013 that influenced the Compensation Committee's executive compensation decisions:

•
Domestic liquids production increased 41% over prior-year levels. We produced 48.2 million barrels of oil equivalent (MMBOE), which includes 40.1 MMBOE from continuing operations and 8.2 MMBOE from discontinued operations. Both domestic and international production results for the year exceeded beginning of the year guidance (44 – 47 MMBOE), and we raised guidance twice during the year ultimately to 48 MMBOE in November 2013.

•
Domestic proved reserves increased 8% over 2012, and we replaced 195% of 2013 production with the addition of new proved reserves. During the year, we added proved reserves of 155 MMBOE, which includes approximately 80 MMBOE of “new” reserves and approximately 75 MMBOE through infill drilling in known areas.

•
Our domestic cash flow from operations increased 26% over 2012. The increase was related to higher liquids production, cost improvements and commodity prices. In the Anadarko Basin, we lowered our completed well cost per lateral foot by approximately 25% over 2012. In the Uinta Basin, we improved our ability to target the most prospective intervals and are working to lower our horizontal well costs to make them more competitive in our portfolio. Our 2013 results demonstrate efficiency gains through lower completed well costs, more effective drilling metrics on a “per foot basis,” and optimized completions, which yielded more timely completions and initial sales. We expect our returns in both plays will improve in 2014.

•
We increased our visible drilling inventory and announced a new play in the Anadarko Basin called “STACK.” The play combines the Meramec and Woodford Shales. We control more than 225,000 net acres in the play. Our Anadarko Basin production has grown significantly and is currently our largest producing asset in the Company. In 2014, it will represent nearly one-third of our total production and garner approximately 45% of total Company investment.

•
We defined our Vision and streamlined our organizational focus in 2013, completing steps to transition to an onshore U.S. resource company. We divested our Malaysian business in February 2014 and efforts are underway to sell our remaining business in China. We expect proceeds from these asset sales to help accelerate growth in our domestic focus areas.

•
We took proactive actions to improve our cost structure and lower G&A expense, including completing a voluntary severance program. These actions were taken to better align our organization with our three-year plan.

•
Our safety, environmental, regulatory and compliance (SERC) performance for 2013 fell short of our expectations. As a result, during 2013 we took proactive steps to improve our SERC performance, including hosting multiple safety summits in our field offices, improving contractor training and engagement and establishing a Corporate Responsibility initiative to monitor and report on key SERC and related metrics. We expect to publish our inaugural Corporate Responsibility report in mid-2014.

Notwithstanding the foregoing, our relative TSR performance lags our peer group over the one-, three- and five-year performance periods ended 2013. Our underperformance during these periods is likely related to many factors, including production results falling short of guidance in 2011 and 2012, higher capital spending and investment levels exceeding cash flow from operations, 2013 declines in international oil liftings, uncertainty around proceeds and timing of international asset sales, and absolute growth metrics in production lagging our industry peers.
In response to the TSR underperformance, during early 2013, management and the Compensation Committee underwent an in-depth, analytical process to tie compensation more directly to performance metrics they believe most closely align the Company's three-year plan with long-term value creation for stockholders. As a result, the Compensation Committee revised the Company's executive compensation program for the 2013 performance year, including an overhaul of the annual cash incentive awards so that the awards were based entirely upon corporate and individual performance, 60% being tied to the performance against specific operational metrics and 40% being tied to performance against strategic goals. These awards continued to be subject to the Compensation Committee's discretion to adjust the awards for personal performance. See - “2013 Performance Analysis and Compensation Decisions” on page 37 below.
2013 NEO Compensation Outcomes. Based on the foregoing, the 2013 compensation outcomes, aligned with the Company's performance described above, include:

•
The Compensation Committee decreased Mr. Boothby’s 2013 annual performance incentive award by 45% over 2012. Although the Company met or exceeded most of its operational and financial targets, these accomplishments did not directly translate into improved stockholder value during the first year of the Company's three-year plan. As a result, the Compensation Committee adjusted Mr. Boothby's annual incentive award downward to reflect the lagging TSR performance.

•
The NEOs did not earn any of the performance-based restricted stock awards eligible for vesting during 2013 from awards granted in 2010, which constituted between 34% - 50% of the annual long-term incentive opportunity awarded to these executives during 2010.

•	The Compensation Committee did not increase base salaries of the NEOs for 2014, except for Messrs. Dunn and Jasek, whose base salaries increased 2%.

•
The Compensation Committee continued to grant performance-based, long-term equity awards constituting between 34% - 50% of the long-term incentives granted to the NEOs. The value of these awards are at-risk and tied directly to the Company's relative stockholder return performance among industry peers.

Compensation Philosophy and Governance Policies
Our compensation philosophy for executives is guided by the following principles:

•
Goal-Oriented Pay for Performance. The cornerstone of our compensation program for our executives and all employees, regardless of level, is “pay for performance”. In making compensation decisions, we consider annual and long-term Company performance and measure performance against our peers and against goals and metrics at the individual, business unit and corporate levels.

•
Competitive Compensation. The Compensation Committee believes it is imperative to maintain highly competitive compensation programs to attract, retain and motivate executives and our future leaders. Competition for experienced geoscientists, petroleum engineers and other top-tier talent in the oil and gas industry is intense. We expect this competition will only increase over time as a significant portion of the qualified technical talent reaches retirement age. As a result, the Compensation Committee, with the assistance of an independent consultant, annually reviews the compensation of similar executive positions at peer companies to ensure Newfield remains competitive and continues to attract, retain and motivate top-tier talent.

•
Alignment with Long-Term Stockholder Interests. By providing long-term equity incentives, including time-vesting and performance-vesting equity incentives, we closely align the interests of our executives with those of our stockholders in an effort to create long-term stockholder value.

Each element of our compensation program intends to further one or more of these principles. Our compensation philosophy rewards demonstrated performance and encourages behavior that is in the long-term best interests of the Company and its stockholders.
In line with this philosophy, we currently implement the following governance policies and practices in our compensation programs:

•
Focus on Long-Term Performance. Between 55% and 72% of our NEOs' compensation is “at-risk” long-term incentives. In addition, between 34% - 50% of all long-term incentives granted to our NEOs are performance-based stock units. These performance-based stock units are subject to risk of forfeiture if the long-term total stockholder return objectives are not achieved.

•	Annual Say-on-Pay Vote. Our Board has approved and implemented an annual advisory vote by stockholders on the compensation of our NEOs.

•
Committee Consideration of Results of Stockholder Advisory Vote. The Committee is continuously mindful of stockholders’ views on executive compensation and remains focused on ensuring proper alignment of pay with performance. In March 2013, prior to the 2013 stockholder advisory vote to approve executive compensation, we described overarching changes to our compensation program. At our 2013 Annual Meeting, more than 94% of our stockholders voted in support of our compensation program.

•	No Employment Agreements. We do not have employment agreements with any of our executive officers, including the NEOs.

•
Double-Trigger Change of Control Provisions. Our change-of-control severance agreements and change-of-control severance plan are both “double-trigger”, requiring both a change-in-control and loss of position before any severance payments are due.

•	No Repricing or Back-Dating of Options. Our stock incentive plan prohibits repricing of outstanding stock options without the approval of stockholders and we have never back-dated stock options.

•	Independent Compensation Committee. The Compensation Committee is comprised solely of independent directors.

•
Independent Consultant and Peer Group Analysis. The Compensation Committee has engaged a consultant, who meets the independence requirements of the NYSE regulations. The consultant assists the Compensation Committee members with their analysis and discussions during meetings and in executive sessions.

•
Policy Prohibiting Pledging or Trading in Derivatives of our Stock. We prohibit executive officers from buying, selling or writing puts, calls or options related to Company stock. None of our executives has entered into hedging transactions involving our stock. We also prohibit executives from holding Company stock in a margin account or pledging Company stock as collateral for a loan.

•
Stock Ownership Requirements. We maintain stock-ownership guidelines that require officers to maintain consistent stock ownership in the Company as set forth below, shown as a multiple of the executive’s annual base salary. At year-end 2013, all officers met these ownership requirements:

➢ CEO/President:	5 times base salary
➢ Chief Operating Officer:	3 times base salary
➢ Chief Financial Officer:	3 times base salary
➢ Executive VP or Senior VP:	3 times base salary
➢ VP - Business Unit Leader:	2 times base salary
➢ VP - Other, GC, Treasurer, Controller:	1.5 times base salary

•
Policy on Incentive Compensation Clawback. A significant percentage of our executive officers’ compensation is incentive-based. Although the Compensation Committee has not set a specific clawback policy, it does have the ability to direct the Company to seek to recover from any executive officer amounts determined to have been inappropriately received by the individual executive officer. In addition, under the 2011 Omnibus Stock Plan, the Compensation Committee may require awards granted with performance goals to be subject to any future policy we may adopt relating to the recovery of that award in the event the associated performance goals were not actually achieved. Further, the Sarbanes-Oxley Act of 2002 mandates that the CEO and CFO reimburse us for any bonus or other incentive-based or equity-based compensation paid to them in a year following the issuance of financial statements that are later required to be restated as a result of misconduct. The Compensation Committee intends to implement a more specific incentive compensation clawback policy based upon final regulations expected to be issued by the SEC pursuant to the Dodd-Frank Act.

•
Tax Deductibility Considerations. Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to a public company for compensation paid to its chief executive officer or any of its four other most highly compensated executive officers to the extent that the compensation of any of these officers exceeds $1 million in any calendar year. Qualifying performance-based compensation is not subject to the deduction limit. The performance-based restricted stock awards that the Compensation Committee began granting to executive officers in 2010 are designed to qualify as performance-based compensation for purposes of section 162(m). In addition, beginning in 2013, the annual incentive compensation that is based upon the specific measures set forth below are designed to qualify as performance-based compensation for purposes of section 162(m). No other components of our compensation awarded for 2013 currently qualify as performance-based compensation for purposes of section 162(m).

Elements and Mix of our 2013 Compensation Program
The following elements made up the fiscal 2013 compensation program for our executive officers, including the NEOs:

Element	Form of Compensation	Purpose, Basis and Performance Criteria

Base Salary	Cash
•   Base salary is intended to provide a market competitive level of fixed compensation in recognition of responsibilities, skills, capabilities, experience and leadership.
•   Historically, our base salaries for NEOs have been below median for comparable positions within our industry. The Compensation Committee increased executive base salaries over the last several years to be more competitive with the mid-point of the salaries for comparable positions within our industry.
•   Base salary is not generally performance based, but reflective of competencies and experience.

Annual Performance Incentive Awards (considered “at-risk” compensation)	Cash
•   Annual cash incentive awards are intended to motivate and reward performance achievement against a set of stated annual corporate, business unit and individual goals.
•   Payments are made from a cash incentive pool approved annually by the Compensation Committee.
•   Each NEO’s award is then determined by the Compensation Committee’s assessment of four primary factors:
(i) non-discretionary relative performance metrics (30%);
(ii) non-discretionary near-term (one-year) performance goals (30%);
(iii) discretionary strategic goals (40%); plus or minus
(iv) individual performance adjustment.

Long-Term Incentive Awards(considered “at-risk” compensation)	Restricted Stock Units
•   Long-term incentive awards are intended to recognize and reward the achievement of long-term corporate goals and objectives, recognize promotions, motivate retention of our leadership talent and align executives’ interests with our stockholders.
•   The Compensation Committee determines each February the amount and mix of long-term incentive awards to be granted to the NEOs; the Compensation Committee also may make isolated awards to recognize promotions, new hires or individual performance achievements.
•   In 2013, the long-term incentive awards included time-vested equity awards that vest over a three and a half-year period and performance equity awards with the potential to vest based on our stock price performance relative to our peers over a three to five-year period.
•   The Compensation Committee provides time-vested long-term incentives to build a consistent ownership stake and retention incentive. The Compensation Committee provides performance-vested long-term incentives to create a meaningful tie to the Company’s relative long-term stockholder returns and to motivate consistent improvement over a longer-term horizon.
•   The ratio of time-vested to performance-vested awards varies by officer, based on the officer’s ability to influence overall corporate results. With respect to total equity-based awards, the Committee considers estimated targets for compensation, relative value of each element, expense of such awards and impact on dilution.

Change of Control Severance Plan and Severance Agreements	Eligible to receive cash severance and post-termination health benefits in connection with involuntary termination within two or three years after a change of control
•   Our Change of Control Severance Plan for the Company and Severance Agreements with certain executives are intended to provide financial security and an industry-competitive compensation package for our executives. This additional security helps ensure that these officers remain focused on our performance and the continued creation of stockholder value throughout any change of control transaction rather than on the potential uncertainties associated with their own employment.
•   The Change of Control Severance Plan and the Severance Agreements are “double-trigger” agreements that generally provide certain payments to the NEOs if their employment is terminated during a two or three-year protected period after a change of control (depending on the officer).
•   No executive has an employment contract with the Company.

Retirement Plans	Eligible to participate in, and receive Company contributions to, our 401(k) Plan (all employees) and Deferred Compensation Plan (executives only)
•   Our retirement plans are intended to provide financial security for our executives and competitive retirement-planning benefits to attract and retain skilled management.
•   Our Deferred Compensation Plan allows an eligible executive to defer up to 90% of his or her salary and all of his or her bonus on an annual basis and build financial security. We make a matching contribution for up to 8% of the executive’s base salary in the retirement plans.
•   We do not have any defined benefit plans for our executives or employees.

Employee Stock Purchase Plan (ESPP)	Eligible to purchase annually up to $25,000 of Company common stock at a discount (all employees)	• The ESPP is intended to encourage an equity stake in the Company, aligning executive interests with those of our stockholders.

Health & Wellness Plans	Eligible to receive available health and other welfare benefits, including medical, dental, life and disability insurance (all employees) and annual physical examination (executives only)	• Our health and welfare plans are intended to provide a competitive, broad-based employee benefits structure and to promote the wellness of our executives.

Perquisites	Limited reimbursement for fitness and business club dues	• The reimbursement of club dues is intended to promote the wellness and business relationships of our executives.

Mix of Compensation Elements for NEOs
Over the last several years, the Compensation Committee has shifted more NEO compensation towards variable “at-risk” compensation (annual and long-term incentives), where actual amounts earned may differ from targeted amounts based on Company and individual performance. Beginning in 2013, each NEO has a target total compensation opportunity that is assessed annually by the Compensation Committee to ensure alignment with the Company’s compensation objectives and market practice.
The Compensation Committee believes that a program weighted towards compensation that is variable with performance, including stock price performance, ensures that NEO interests are aligned with stockholder interests. Furthermore, because all equity awards are subject to either time-based vesting or time-based performance vesting, the compensation an NEO realizes in connection with equity awards is spread over several years, which the Committee believes assists in motivating the NEO to drive business growth over the long term.
As the following charts show, 88% of our CEO's target annual compensation is variable with performance, including Company, individual and stock price performance, which is directly consistent with our peers.

Evaluation Process, Including the Role of Consultants, Peer Comparisons and Officers
The Compensation Committee oversees the administration of the compensation programs applicable to our employees, including our executive officers. The Compensation Committee generally makes its decisions regarding the annual compensation of our NEOs at its regularly-scheduled meeting each February. These decisions include adjustments to base salary, grants of annual incentive awards and grants of long-term incentive awards. The Compensation Committee also makes compensation adjustments as necessary at other times during the year, such as in the case of promotions, changes in employment status and for competitive purposes.
Each year for the February Compensation Committee meeting, our CEO prepares an evaluation of each of the other NEOs, and makes compensation recommendations to, the Compensation Committee based upon the Company's performance against its corporate performance metrics and the individual's performance against his or her goals. In addition to considering the CEO's recommendations, the Compensation Committee assesses the NEO’s impact during the year and his or her overall value to our Company, specifically by considering the NEO's leadership skills, impact on strategic initiatives, performance in his or her primary area of responsibility, his or her role in succession planning and development, and other intangible qualities that contribute to corporate and individual success. See “2013 Performance Analysis and Compensation Decisions” below.
Role of Consultants.
Committee Consultant. During 2013, the Compensation Committee retained Meridian Compensation Partners LLC (Meridian) as its independent consultant to assist the Compensation Committee in compensation matters. Meridian reports exclusively to the Compensation Committee, which has sole authority to retain any compensation consultant to be used by the Compensation Committee to assist in the evaluation of compensation for our CEO and other executive officers, as well as our overall executive compensation structure. While engaged as the Committee’s consultant, Meridian did not perform any services for us outside the scope of its arrangement with the Compensation Committee. During 2013, the Compensation Committee conducted a review and determined that there were no conflicts of interest as a result of the Compensation Committee’s engagement of Meridian. The Compensation Committee did not engage any consultant other than Meridian during 2013 to provide executive compensation consulting services.

In early 2014, the Committee reviewed the independence of Meridian during 2013 and confirmed the following:

•	Meridian supplies no services to the Company other than those as advisor to the Compensation Committee.

•	The fees for service Meridian charged the Company in 2013 amounted to less than 1% of Meridian’s annual revenues.

•	It is Meridian’s policy that when it represents a client’s compensation committee, it does not offer the client any additional services.

•	Neither Meridian nor its principal representative to the Company maintains any business or personal relationship with any executive officer or Committee member.

•	Neither Meridian nor its principal representative to the Company owns Company Common Stock.
Meridian assists the Compensation Committee in developing a competitive total compensation program that is consistent with our philosophy of “goal-oriented pay for performance” and allows us to attract, retain and motivate talented executives. Meridian’s services include providing an annual analysis of the compensation of our top executive officers and their counterparts at peer companies. The analysis consists of a comparison of each element of compensation and a comparison of total compensation, which we consider to include salary, annual cash incentive awards and long-term incentive awards. Meridian also provides the Compensation Committee with assistance in the design of compensation and benefit programs and ongoing support with respect to regulatory and other considerations impacting compensation and benefit programs, as requested by the Compensation Committee.
Management Consultant. For the 2013 performance period, management did not engage an external consultant to review the compensation of our NEOs. Management did, however, rely on a service of Equilar Inc., a compensation research firm, to provide peer executive compensation data from proxies and compensation survey for comparison purposes. Management did not receive or rely on any advice from Equilar when recommending executive compensation decisions to the Compensation Committee.
Peer Groups. In November 2012 and November 2013, Meridian provided the Compensation Committee with an analysis of our compensation relative to prevailing compensation levels at industry peers. This analysis included adjustments for company size and our relative enterprise value among peers. The Compensation Committee referenced this analysis in its February 2013 meeting, where it determined 2013 base salary, 2013 long-term incentive awards, and annual cash incentive awards for performance during 2012. The Compensation Committee referenced a similar analysis in its February 2014 meeting, where it determined 2014 base salaries, 2014 long-term incentive awards, and annual cash incentive awards for performance during 2013. The peer companies used by Meridian for the Compensation Committee analysis were:
November 2012 and 2013 Meridian Peer Group

Cabot Oil & Gas Corporation	Denbury Resources Inc.	QEP Resources, Inc.
Cimarex Energy Co.	Noble Energy, Inc.	Range Resources Corporation
Concho Resources, Inc.	Pioneer Natural Resources Company	Southwestern Energy Company
Continental Resources Inc.	Plains Exploration & Production Company*	Ultra Petroleum Corp.
Whiting Petroleum Corporation

*	Acquired during 2013 and therefore excluded from Meridian’s November 2013 analysis.
The peer group was developed taking into consideration peer company metrics such as asset size and enterprise value, comparability of asset portfolio and the availability of compensation data. The Compensation Committee reviews the peer group periodically for reasonableness.
Role of the Chief Executive Officer. Annually, our CEO provides the Compensation Committee with an evaluation of his performance that is based, in large part, upon the corporate performance metrics described below under “2013 Performance Analysis and Compensation Decisions,” as well as his broader leadership roles as Chairman of our Board of Directors and as our lead representative to the investment community. The Compensation Committee evaluates our CEO on these and other criteria. The total compensation package for our CEO is determined based on the Compensation Committee’s evaluation and input from Meridian, and reflects his performance, the performance of our Company and competitive industry practices.
Role of Other Executive Officers. Our CEO makes recommendations to the Compensation Committee on all compensation actions (other than his own compensation) affecting our NEOs. In developing his recommendation for an executive officer, our CEO considers the self-evaluation prepared by the NEO, the recommendations of his executive team, input from internal executive compensation experts, as well as his own evaluation. Our CEO’s evaluation includes an assessment of the impact that the NEO has had on our Company during the award year and the NEO’s overall value to the Company as a senior leader, taking into account the corporate performance goals described below under “2013 Performance Analysis and Compensation Decisions”.

The Compensation Committee is provided with our CEO’s evaluation of each NEO’s performance and contributions to our Company. Meridian reviews and provides comments to the Compensation Committee on our CEO’s recommendations. The Compensation Committee considers the information and recommendations provided by our CEO and Meridian when it establishes base salaries, annual cash incentive awards and grants of long-term incentive awards.
2013 Performance Analysis and Compensation Decisions
In its February meeting each year, the Compensation Committee determines base salaries for the current year, the annual performance incentive awards for prior-year performance and the long-term incentive awards for the current year (using the Company’s fourth quarter average stock price to determine the number of shares required to deliver the Compensation Committee’s incentive opportunity). Meridian aided in the Compensation Committee’s consideration of the level of total compensation for our NEOs, allocations between annual cash incentive awards and long-term incentive awards, the types of long-term incentive awards and the allocations between the types of long-term incentive awards.
The following is a discussion of the Compensation Committee's analysis of the Company's 2013 performance against its goals and the specific decisions made during 2013 with respect to each of our direct compensation elements. Each element is reviewed annually, as well as at the time of a promotion, other change in responsibilities, other significant corporate events or a material change in market conditions. Variances in the amount of compensation awarded to each NEO generally reflect differences in individual responsibility and experience as well as the competitive levels provided to officers in comparable positions in our industry peer group. Overall, our CEO’s compensation is higher than the compensation of the other NEOs. This difference in compensation is supported by the industry peer group benchmark data, which is substantially higher for the CEO role than for the other NEO positions, and is indicative of the greater responsibility the CEO position entails for the strategic direction, financial condition, operating results and image of the Company.
Base Salary. In recent years, the Compensation Committee has adjusted executive base salaries to be more competitive with the mid-point of salaries for comparable positions within our industry peer group, with the goal of providing a stable base of competitive cash compensation while rewarding corporate and individual performance through annual performance incentive awards. During 2013, the Compensation Committee increased the annual base salaries for our NEOs between 0% and 16.7% compared to 2012 base salaries. The base salary adjustments made during 2013 are reflected in the following table:

	2012 Base Salary	2013 Base Salary	% Increase
Mr. Boothby	$800,000	$850,000	6.3%
Mr. Massaro (1)	$360,000	$420,000	16.7%
Mr. Packer	$525,000	$540,750	3.0%
Mr. Rathert	$450,000	$459,000	2.0%
Mr. Dunn (2)	$375,000	$375,000	0.0%
Mr. Jasek	$330,000	$343,200	4.0%
(1) Mr. Massaro succeeded Mr. Rathert as Executive Vice President and CFO effective November 11, 2013.
(2) Mr. Dunn's salary increased from $360,000 to $375,000 mid-year 2012 in connection with a promotion.
Consistent with the Compensation Committee's goal to shift NEO compensation towards greater "at risk" compensation, including annual performance incentive awards and long-term incentive awards, the 2013 base salaries for our NEOs represented between 13% and 22% of their total compensation for 2013, as set forth in the Summary Compensation Table on page 44 of this Proxy Statement.
Annual Performance Incentive Awards. During early 2013, the Compensation Committee and management went through an in-depth, analytical process to determine the corporate performance metrics that they believe most closely align near-term execution of goals with long-term value creation for stockholders. The process resulted in the following performance measurement categories and weightings that determined the corporate performance factor (CP Factor) for 2013 annual performance incentive awards. The Compensation Committee intended the achievement of these performance goals to result in strong TSR performance over time. To note, below we refer to our domestic finding and development costs and our net debt/Adjusted EBITDA ratio, both of which are non-GAAP financial measures. Appendix A to this proxy statement contains an explanation of how we calculate these measures.
Category 1 – Relative Performance Goals (30%) (Non-Discretionary): In 2013, the Compensation Committee chose three key drivers that management and the Committee believe consistently align with value creation within the Company. The Committee approved quantitative performance targets (threshold/target/stretch) and benchmarked the performance targets against observed industry peer company performance. For 2013, these performance drivers included:

➢	production per share,

➢	proved reserves per share, and

➢	cash flow per share.

Category 2 – Near-Term Performance Goals (30%) (Non-Discretionary): In 2013, management and the Compensation Committee developed calendar year specific goals that focused on critical near-term strategic objectives that they both believed should be accomplished in order to achieve long-term success. The Committee approved quantitative performance targets (threshold/target/stretch). For 2013, these metrics included:

➢	domestic liquids production growth,

➢	domestic finding and development costs, and

➢	organizational cost control – improve organizational efficiency and reduce general and administrative (G&A) expenses.
Category 3 – Strategic Goals (40%) (Discretionary): In 2013, management, with the input of the Compensation Committee, developed annual strategic goals that relate to the Company’s long-term strategy and value creation. The Committee determined to assess this performance on a qualitative basis (fail/pass/exceed). As a result, the Committee could reduce the performance factor for these goals if it believed other factors, such as total stockholder return, impacted the results. For 2013, the following strategic goals were measured:

➢	value creation - considering any increase in the Company's net asset value and proved reserves,

➢	balance sheet strength - maintain balance sheet strength to support three-year strategic plan,

➢	execution on strategic vision, and

➢	SERC performance - improve trajectory of SERC performance relative to historic three-year trailing safety incident rates and environmental performance.
Category 4 – Individual Performance Factor (0 to 100%): The Committee may adjust an executive officer’s bonus payment upward or downward based on the Committee’s assessment of individual performance.
The Compensation Committee calculated the actual amount of the awards based on the following formula:

Base Salary	X	Target Incentive	X	Corporate Performance	+/-	Individual Performance	=	NEO Annual Incentive
ò

30% Relative Performance Goals	30% Near-Term Performance Goals	40% Strategic Goals
ò	ò	ò
Production per Share	Domestic Liquids Production Growth	Value Creation
Proved Reserves per Share	Domestic Development Costs	Balance Sheet Strength
Cash Flow per Share	Organizational Cost Control	Execution of Strategic Vision
SERC Performance
Each of the goals are measured independently, with metric payout factors ranging from 0.5x to 2.0x. A 1.0x score generally indicates target performance and a higher score (up to 2.0x) indicates above target performance. For purposes of 2013, the CP Factor was calculated based on the weighted average of all the payout metrics as follows:

2013 Corporate Performance Metrics	Weight	Target Metric	Target Payout	Actual	Determined CP Factor
Relative Performance Goals (Non-Discretionary):
Production per Share	10%	125 MBOEPD	1.0	133 MBOEPD	1.40
Proved Reserves per Share	10%	603 MMBOE	1.1	612 MMBOE	1.60
Cash Flow From Operations per Share	10%	$1,235M	1.1	$1,434M	1.60
Near-Term Performance Goals (Non-Discretionary):
Domestic Liquids Production Growth	10%	51 MBOEPD	1.1	53 MBOEPD	1.60
Domestic Development Costs	10%	$17.00/BOE	1.0	$15.08/BOE	0.88
Organizational Cost Control(1)	10%	N/A	1.0	0.5	0.50
Strategic Goals (Discretionary):
Value Creation(2)	20%	N/A	1.0	1.0	.87(6)
Balance Sheet Strength(3)	10%	N/A	1.0	2.3
Execution of Strategic Vision(4)	6%	N/A	1.0	1.2
SERC Performance(5)	4%	N/A	1.0	.75
Total	100%				1.1
(1) In determining the outcome for the Organizational Cost Control metric, the Compensation Committee considered several factors, including G&A reductions, implementation of long-term reductions in domestic cash G&A and attrition of critical employees.
(2) In determining the outcome for the Value Creation metric, the Compensation Committee considered several factors, including the acquisition and encouraging results in the Anadarko Basin, improved efficiencies and results in the Williston Basin, the sale of the Malaysian business, all offset by the China business sale process delays.
(3) In determining the outcome for the Balance Sheet Strength metric, the Compensation Committee considered several factors, including the Company's ratio of net debt to Adjusted EBITDA (2.23x), increased liquidity with expansion of credit facility and sale of Malaysian business, offset by the China business sale process delays.
(4) In determining the outcome for the Strategic Vision metric, the Compensation Committee considered several factors, including the Company's roll-out of a three-year plan, the near completion of its transition to a North American resource company, the inventory expansion driven by the Anadarko Basin, offset by the China sale process delays.
(5) In determining the outcome for the SERC Performance metric, the Compensation Committee considered several factors, including the Company's SERC metrics and initiatives, the Company's excellent safety performance for employees, offset by poor safety performance from independent contractors.
(6) In determining the CP Factor for the discretionary strategic goals, the Compensation Committee recognized the Company's significant progress in its transition and many strategic achievements during 2013, as discussed in footnotes (1) through (5) and on pages 37 through 39 above. The Compensation Committee, however, also recognized that the one, three and five-year stock performance fell below its relevant peers. As a result, the Compensation Committee used its discretion to lower the CP Factor for the strategic goals.
After determining the final CP Factor, the Compensation Committee looked at the individual performance of each NEO, taking into consideration the NEO’s impact during the year and his overall value to our Company, specifically by considering the NEO's leadership skills, impact on strategic initiatives, performance in his primary area of responsibility, role in succession planning and development, and other intangible qualities that contribute to corporate and individual success. Based upon the foregoing, the Compensation Committee made the following 2013 annual performance incentive awards for performance during 2013:

	Base Salary	Annual Target Incentive	CP Factor	CP Target Payout	+/- Individual Performance (or rounding)	Actual Payout	Year-Over-Year % Change
Mr. Boothby	$850,000	120%	1.1	$1,122,000	$(522,000)	$600,000	(45)%
Mr. Massaro	$420,000	100%	1.1	$462,000	$38,000	$500,000	51%
Mr. Packer	$540,750	100%	1.1	$594,825	$5,175	$600,000	9%
Mr. Rathert	$459,000	100%	1.1	$504,900	$(29,900)	$475,000	(10)%
Mr. Dunn	$375,000	85%	1.1	$350,625	$9,375	$360,000	20%
Mr. Jasek	$343,200	85%	1.1	$320,892	$54,108	$375,000	25%
The Compensation Committee's primary drivers to the noteworthy individual performance adjustments:
Mr. Boothby: The downward adjustment reflected the Compensation Committee's consideration of the Company's notable operational and strategic performance, but ultimate determination that although significant steps had been taken to execute on the Company's three-year plan, these actions had not yet translated into stockholder value.
Mr. Massaro: The upward adjustment reflected Mr. Massaro's integral involvement and successful leadership in divesting the Company's Malaysian business for approximately $898 million, which was executed in October of 2013 and closed in February 2014. The adjustment also reflected his successful transition to Chief Financial Officer.
Mr. Rathert: The downward adjustment reflected a modification to Mr. Rathert’s target incentive opportunity related to his transition from the Chief Financial Officer role and upcoming retirement in August 2014.
Mr. Jasek: The upward adjustment reflected the strong contributions that Mr. Jasek's business unit had on the Company’s 2013 operating and financial results.
Long-term Incentive Awards. The Compensation Committee believes that long-term incentive awards should include both time-vested and performance-vested awards. The ratio of time-vested to performance-vested awards will vary by officer, based on the officer’s ability to influence overall corporate results, with more senior executive officers’ awards being more heavily weighted toward performance-based awards. By providing both types of awards each year, the Compensation Committee seeks to consistently balance the retention incentive provided by time-vested awards with the strong tie to relative long-term stockholder return provided by performance-based awards. The following graph displays the current mix of time-vested and performance-vested long-term incentives:
Mix of Long-Term Incentive Awards

In its February meeting each year, the Compensation Committee determines the long-term incentive awards for the then current year by calculating an estimated grant-date award opportunity to each NEO. The estimated opportunity value is calculated by using (i) the Company’s fourth quarter average stock price for time-vested awards and (ii) an estimated fair market value based upon accounting rules for performance-vesting awards.

In February of 2013, the Committee evaluated information provided by Meridian on the range of long-term incentive opportunities awarded across the peer group companies, along with the company’s recent performance and the role of each executive officer in achieving the company’s three-year plan. The Committee also evaluated the CEO’s recommendations for long-term incentive award amounts for the other NEOs. Based on these evaluations the Committee approved the following annual LTI awards for the NEOs.

	Intended LTI Opportunity Value ($)	Time-Vested Restricted Stock Units (#)	TSR Performance-Vested Restricted Stock Units (#)
Mr. Boothby	$3,608,550	65,700	81,900
Mr. Packer	$2,163,150	39,300	49,200
Mr. Massaro	$990,000	24,000	15,000
Mr. Rathert	$2,024,550	36,900	45,900
Mr. Dunn	$842,325	20,500	12,600
Mr. Jasek	$861,300	21,000	12,900
Annual equity-based awards for NEOs are typically made at the regularly scheduled Committee meeting in February. During 2013, the Compensation Committee decided that it was in the best interests of the Company if it granted the executives (excluding then NEOs) their respective time-vested equity awards in August 2013 instead of February 2014. As a result, Mr. Jasek, who was not an NEO at the time, received a grant of 20,000 time-vested restricted stock units in August 2013, which are not reflected in the foregoing table. See page 46 below for more details of the awards.
Equity awards for newly hired executive officers are made on the executive officer’s first day of employment. Equity awards for executive officers made in connection with promotions are approved by the Compensation Committee and the grant date is generally effective the date of appointment. In connection with his promotion, Mr. Massaro received a time-vested equity award of 30,000 restricted stock units in November 2013, which is not reflected in the foregoing table. See page 46 below for more details on the awards.
Vesting of the February 2013 performance-based awards (TSRs) is based on our total cumulative stockholder return for at least three years and up to five years relative to a 17-member peer group approved by the Compensation Committee. The peer group for the 2013 TSRs includes the following peer companies (or their successors): Berry Petroleum Corporation, Cabot Oil and Gas Corporation, Chesapeake Energy Corporation, Cimarex Energy Co., Comstock Resources, Inc., Denbury Resources Inc., EXCO Resources Inc., Forest Oil Corporation, Noble Energy, Inc., Pioneer Natural Resources, Plains Exploration & Production Company, QEP Resources, Range Resources Corporation, SandRidge Energy, Southwestern Energy Company, Ultra Petroleum Corp., Whiting Petroleum Corporation, as well as the Dow Jones Industrial Average Index and the S&P 500 Index. The 2013 TSRs can vest each month beginning on April 15, 2016 and ending on April 15, 2018. Although the TSRs have the ability to vest monthly, all TSRs vest based upon our three and up to five-year cumulative stockholder return, as calculated on the determination date, as compared to the applicable peer group. The percentage of each TSR that shall vest, if any, is calculated each month during the applicable performance period by determining our total stockholder return rank among the peer group as follows:

Ranking Relative to Peers - Percent Earned

		Rank	Percent Earned
Top Quartile	×	1	100%
		2	100%
		3	100%
		4	100%
		5	100%
Second Quartile	×	6	70%
		7	65%
		8	60%
		9	55%
		10	50%
Third Quartile	×	11	45%
		12	40%
		13	35%
		14	30%
		15	25%
Bottom Quartile	×	16	0%
		17	0%
		18	0%
		19	0%
		20	0%

Total stockholder return as of a particular measurement date means the rate of return (expressed as percentage) achieved with respect to our common stock, the primary common equity security of each other company and index in the peer group if: (1) $100 was invested in each security or index on the last day of March for the applicable grant year, assuming a purchase price equal to the average closing price of the security or index for all of the trading days in March for the applicable grant year (e.g. 2013 for the TSRs discussed herein); (2) if the record date for any dividend with respect to a particular security occurs during the period beginning March 31 of the applicable grant year and ending on the last day of the determination period, such dividend was reinvested in the security as of the record date for the dividend (using the closing price of the security on the record date); and (3) the valuation of such security or index at the end of the determination period is based on the average closing price for all of the trading days in the immediately preceding month. Each of the TSR awards granted to our NEOs in 2011 and 2012 also have the potential to vest in the same manner as described in the foregoing (differ only relatively with respect to grant date and potential vesting dates). In view of the competitive conditions in our industry, all restricted stock unit awards continue to contain qualified retirement vesting provisions that are conditioned upon the signing of a non-compete agreement and providing a specific amount of advance notice before retirement to allow adequate time for a smooth transition.
For more information regarding the terms of the 2013 awards, as well as the fair value of the 2013 awards on their grant date, see “Grants of Plan-Based Equity Awards in 2013” beginning on page 46 of this Proxy Statement.
CEO Compensation: Realizable Pay
As discussed above, NEO compensation is weighted towards variable “at-risk” compensation (annual and long-term incentives), where actual amounts earned may differ from targeted amounts based on Company and individual performance. Each NEO has a target total compensation opportunity that is assessed annually by the Compensation Committee to ensure alignment with the Company’s compensation objectives and market practice.
While the amounts shown in the Summary Compensation Table on page 44 Reflect the grant-date value of equity awards received by the CEO, they do not reflect the impact of stock price performance on actual compensation. The compensation actually realizable by the individual may be considerably more or less based on actual stock price performance. For purposes of the table below:

•
“SCT” means the amount shown in the “Total” column of the Summary Compensation Table, excluding the amounts shown in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” and “All Other Compensation” columns.

•
“Realizable Pay” means the sum of: (1) salary, (2) actual cash bonus paid for each fiscal year, and (3) unvested performance shares (PS) valued at target, and vested and unvested restricted stock units (RS), in each case, calculated using the Company’s $24.63 stock price on December 31, 2013. Realizable pay assumes time-vested equity awards are 100% vested upon grant, even though such awards may vest over a period of three or more years.

•	“Realized Pay” means the sum of: (1) salary, (2) actual cash bonus paid for each fiscal year, and (3) the actual “take-home” value of vested equity awards during the measurement period.
The Compensation Committee believes that realizable compensation is more representative of compensation actually earned than is the compensation shown in the Summary Compensation Table and that realizable compensation is therefore the better measure of compensation to compare against corporate performance.

Summary Compensation Table
The following table sets forth information with respect to the compensation of our Chief Executive Officer, our Chief Financial Officer, our former Chief Financial Officer and our three other most highly compensated executive officers, collectively the NEOs, for the years ended December 31, 2013, 2012 and 2011.

			Bonus(1)(2)			Non-Equity Incentive Plan Comp(2)	Nonqualified Deferred Comp Earnings(4) ($)	All Other Compensation(5) ($)
Name and Principal Position	Year	Salary(1) ($)	Current ($)	Deferred ($)	Stock Awards(3) ($)				Total ($)
Lee K. Boothby	2013	$842,308	$240,000	$—	$3,942,797	$360,000	$—	$64,208	$5,449,313
Chairman of the Board,	2012	788,463	1,080,000	245,000	3,126,708		4,492	78,060	5,322,723
President and CEO	2011	713,470	1,450,000	409,123	4,026,391		10,203	67,229	6,676,416
Gary D. Packer	2013	$538,327	$240,000	$—	$2,363,549	$360,000	$—	$37,480	$3,539,356
Executive Vice President	2012	517,308	550,000	203,656	1,893,660		3,734	266,759	3,435,117
and COO	2011	471,154	725,000	362,147	2,758,901		8,587	273,368	4,599,157
Lawrence S. Massaro	2013	$377,446	$200,000	$—	$1,961,880	$300,000	$—	$24,618	$2,863,944
Executive Vice President	2012	356,923	330,000	—	711,420		—	41,113	1,439,456
and CFO(6)	2011	260,625	125,000	—	1,188,050		—	10,367	1,584,042
Terry W. Rathert	2013	$457,615	$190,000	$—	$2,212,061	$285,000	$—	$31,412	$3,176,088
Executive Vice President	2012	448,462	525,000	245,000	1,777,932		4,492	48,966	3,049,852
and Senior Advisor	2011	437,692	700,000	424,438	2,210,383		10,277	42,614	3,825,404
George T. Dunn	2013	$375,000	$144,000	$—	$918,235	$216,000	$—	$16,184	$1,669,419
Sr. Vice President –	2012	371,154	300,000	164,150	711,420		3,010	78,719	1,628,453
Development(7)	2011	309,231	330,000	263,315	1,001,532		6,784	30,424	1,941,286
John H. Jasek	2013	$341,169	$150,000	$—	$1,422,325	$225,000	$—	$18,481	$2,156,975
Vice President –	2012	328,462	300,000	133,219	567,138		2,435	40,545	1,371,799
Gulf Coast	2011	293,269	280,000	241,557	1,061,145		5,460	32,924	1,914,355
___________________

(1)
See “Compensation Discussion and Analysis – 2013 Performance Analysis and Compensation Decisions” beginning on page 37 of this Proxy Statement for an explanation of the amount of salary and bonus in proportion to total compensation.

(2)
The amounts shown reflect annual incentive cash compensation awards made in February 2014, 2013 and 2012, based upon performance in 2013, 2012 and 2011, respectively. In accordance with SEC regulations, the amounts under “Bonus - Current” for 2013 include the portion of the annual cash incentive award for the discretionary performance metrics, which was 40% of the aggregate annual cash incentive award for each NEO. The amounts under "Non-Equity Incentive Plan Compensation" for 2013 include the portion of the annual cash incentive award paid for the non-discretionary performance metrics, which was 60% of the total annual cash incentive award for each NEO. The amounts in the “Deferred” column include cash plus interest actually paid to each NEO during 2013, 2012 and 2011, respectively, that was part of the deferred cash bonus awards granted in prior years pursuant to our 2003 Annual Incentive Plan. These amounts are not reflective of the applicable year’s performance but of prior years’ performance and deferred to reward retention. See “Compensation Discussion and Analysis – 2013 Performance Analysis and Compensation Decisions – Annual Performance Incentive Awards” beginning on page 37 of this Proxy Statement.

(3)
The amounts shown in the Stock Awards column reflect the full grant date fair value of restricted stock units awarded in 2013, 2012 and 2011, respectively, computed in accordance with applicable accounting guidance, as required by SEC regulations.

During 2013, 2012 and 2011, the NEOs received annual grants of restricted stock that vest based on performance, which are considered market-based awards under the accounting guidance. For these market-based awards of restricted stock that vest based on performance, the grant date fair value was determined in accordance with stock-based accounting rules and the fair market value per share was $24.20 in 2013, $31.02 in 2012 and $57.43 in 2011. The grant date fair value assumes the highest level of performance conditions will be achieved.
In addition, during 2013, 2012 and 2011, the NEOs received annual grants of time-vested restricted stock units. For the time-vested restricted stock unit awards, the grant date fair value is based on the mean of the high and low sales prices of our common stock on the date of grant.

For assumptions made in the valuation, see also Note 11, Stock-Based Compensation, to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC. See also “Compensation Discussion and Analysis – 2013 Performance Analysis and Compensation Decisions – Long-term Incentive Awards” beginning on page 40, “Grants of Plan-Based Equity Awards in 2013” beginning on page 46 and “Outstanding Equity Awards at December 31, 2013” beginning on page 48 for a description of the awards.

(4)	Reflects above-market interest (as defined in SEC regulations) earned in 2012 and 2011 on long-term cash awards previously awarded under our 2003 Incentive Compensation Plan.

(5)	For 2013, the All Other Compensation column reflects:

•	the amount we contributed under our Deferred Compensation Plan or our 401(k) Plan as a matching contribution for the benefit of each named executive officer;

•	the compensation cost computed in accordance with applicable accounting guidance attributable to each named executive officer’s participation in our employee stock purchase plan;

•	club dues paid by us and executive physical examinations paid by us; and

•	premiums we paid with respect to term life insurance for the benefit of each named executive officer.
See the All Other Compensation Table below for more information regarding these items for 2013.
All Other Compensation Table

Name	Matching 401(k) or Deferral Plan Contribution ($)	Employee Stock Purchase Plan Compensation Cost ($)	Club Dues ($)	Executive Physical ($)	Life Insurance Premiums ($)	Total ($)
Mr. Boothby	$49,885	$6,500	$3,194	$4,395	$234	$64,208
Mr. Packer	$25,566	$6,500	$785	$4,395	$234	$37,480
Mr. Massaro	$12,696	$6,233	$1,060	$4,395	$234	$24,618
Mr. Rathert	$19,109	$6,500	$1,174	$4,395	$234	$31,412
Mr. Dunn	$12,500	$3,450	—	—	$234	$16,184
Mr. Jasek	$9,793	$5,970	$2,484	—	$234	$18,481

(6)
Mr. Massaro was promoted to the position of Executive Vice President and Chief Financial Officer in November 2013. The summary compensation information presented above includes compensation paid to Mr. Massaro in that capacity since November 2013. Mr. Massaro was hired to the position of Vice President – Corporate Development on March 1, 2011. The summary compensation information presented above includes compensation paid to Mr. Massaro in that capacity until his promotion in November 2013. The amounts shown for 2011 reflect approximately 10 months of salary and a sign-on bonus granted in March 2011.

(7)
Mr. Dunn was promoted to the position of Senior Vice President – Development on September 2, 2012. The summary compensation information presented above includes compensation paid to Mr. Dunn in that capacity since September 2, 2012 and in his capacity as Vice President – Mid-Continent prior thereto.

Grants of Plan-Based Equity Awards in 2013
The following table contains information about grants of plan-based restricted stock units to our NEOs during 2013.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards(3) ($)
Name		Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Boothby	(1)	02/08/13							65,700	$1,960,817
	(2)	02/08/13				20,475	81,900	81,900		1,981,980
	(4)		306,000	612,000	1,162,800
Mr. Packer	(1)	02/08/13	—						39,300	$1,172,909
	(2)	02/08/13				12,300	49,200	49,200		1,190,640
	(4)		162,225	324,450	616,455
Mr. Massaro	(1)	02/08/13							24,000	$716,280
	(2)	02/08/13				3,750	15,000	15,000		363,000
		11/08/13							30,000	882,600
	(4)		126,000	252,000	478,800
Mr. Rathert	(1)	02/08/13							36,900	$1,101,281
	(2)	02/08/13				11,475	45,900	45,900		1,110,780
	(4)		0	0	0
Mr. Dunn	(1)	02/08/13							20,550	$613,315
	(2)	02/08/13				3,150	12,600	12,600		304,920
	(4)		95,625	191,250	363,375
Mr. Jasek	(1)	02/08/13							21,000	$626,745
	(2)	02/08/13				3,225	12,900	12,900		312,180
	(1)	09/09/13							20,000	483,400
	(4)		87,516	175,032	332,561
___________________

(1)	Reflects time-vested restricted stock units awarded under our 2011 Omnibus Stock Plan.

(2)
Reflects the estimated future payout of restricted stock units awarded under our 2011 Omnibus Stock Plan that vest based on performance. NEOs may earn from 0% to 100% of the targeted award based on the Company’s relative total stockholder return performance over a specified period. The minimum threshold is based upon the lowest earned amount of 25% based on the payout scale described on page 42, although the minimum potential payout is zero. The target and maximum payouts are based upon the highest earned amount of 100% based on the payout scale described on page 42.

(3)
Reflects the full grant date fair value of the equity awards computed in accordance with applicable accounting guidance. For assumptions made in the valuation, see also Note 11, Stock-Based Compensation, to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC and see “Summary Compensation Table” beginning on page 44 of this Proxy Statement.

(4)
Amounts reflect the portion of the Company's annual incentive compensation program that is non-discretionary (60%) but does not include the impact of any adjustments the Compensation Committee may make to the NEO's annual incentive award based upon individual performance. Mr. Rathert's amounts reflect his anticipated retirement in August 2014.

The time-vested restricted stock units granted to the NEOs in February 2013 vest, subject to continuous employment, in four equal annual installments on August 15, 2013, August 14, 2014, August 14, 2015 and February 1, 2016.The time-vested restricted stock units granted to Mr. Jasek in September 2013 vest in three equal installments on August 15, 2014, 2015 and 2016. The time-vested restricted stock units granted to Mr. Massaro in November 2013 vest in three equal installments on December 1, 2016, 2017 and 2018. Generally, upon death, disability (as defined in the award agreement) or a change of control (as defined in our 2011 Omnibus Stock Plan), all of the restricted stock units will accelerate and vest. In addition, if the executive’s employment with us is terminated due to a qualified retirement (as defined in the award agreement), a pro rata portion of the restricted stock units not previously forfeited will vest and the remainder will be forfeited. The pro rata portion that will vest is determined by multiplying the number of shares of restricted stock with respect to which forfeiture restrictions would otherwise have lapsed on the next anniversary of the grant date by the fraction that results from dividing (1) the number of days elapsed (excluding the retirement date) since the most recent anniversary date by (2) 365. In order for the pro rata portion to vest on qualified retirement, the employee must meet the conditions in the award agreement by (1) providing the required notice, (2) having at least 10 years of qualified service and (3) if the employee is not at least 62 years old at the time of the retirement, signing a non-compete agreement until age 62. See also “Potential Payments Upon Termination or Change of Control” beginning on page 51 of this Proxy Statement.
The February 2013 TSRs vest, if at all, based on our cumulative stockholder return relative to a peer group for a three to five-year period. Vesting of these 2013 performance-based awards has the possibility of occurring monthly from April 15, 2016 through April 15, 2018. For details on the performance vesting requirements, see “Compensation Discussion and Analysis – 2013 Performance Analysis and Compensation Decisions” on page 37 of this Proxy Statement.

Outstanding Equity Awards at December 31, 2013
The following table contains information about our NEOs’ outstanding equity awards at December 31, 2013.

		Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options(#)
Name	Grant Date	Exercisable	Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock or Units That have not Vested (#)	Market Value of Shares of Stock or Units That have not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That have not Vested(2) (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights That have not Vested(1) ($)
Mr. Boothby	02/07/08	30,000(3)		$48.45	2/7/2018	—	—	—	—
	05/07/09	—	—	—	—	13,332(4)	$323,968	—	—
	02/04/10	—	—	—	—	—	—	34,800(6)	$845,640
	02/11/11	—	—	—	—	9,434(7)	229,246	35,300(8)	857,790
	02/10/12	—	—	—	—	20,400(9)	495,720	51,000(10)	1,239,300
	02/08/13	—	—	—	—	49,275(11)	1,197,383	81,900	1,990,170
Mr. Packer	02/07/08	25,000(3)	—	$48.45	2/7/2018	—	—	—	—
	05/07/09	—	—	—	—	9,333(4)	$226,792	—	—
	02/04/10	—	—	—	—	—	—	24,400(6)	$592,920
	02/11/11	—	—	—	—	6,434(7)	156,346	24,300(8)	590,490
	02/10/12	—	—	—	—	12,350(9)	300,105	30,900(10)	750,870
	02/08/13	—	—	—	—	29,475(11)	716,243	49,200(12)	1,195,560
Mr. Massaro	05/04/11	—	—	—	—	12,500(13)	$303,750	—	—
	08/24/11	—	—	—	—	2,500(14)	60,750	—	—
	02/10/12	—	—	—	—	6,200(9)	150,660	7,800(10)	$189,540
	02/08/13	—	—	—	—	18,000(11)	437,400	15,000(12)	364,500
	11/08/13	—	—	—	—	30,000(15)	729,000	—	—
Mr. Rathert	02/04/10	—	—	—	—	—	—	22,300(6)	$541,890
	02/11/11	—	—	—	—	5,200(7)	$126,360	19,300(8)	468,990
	02/10/12	—	—	—	—	11,600(9)	281,880	29,000(10)	704,700
	02/08/13	—	—	—	—	27,675(11)	672,503	45,900(12)	1,115,370
Mr. Dunn	02/07/08	18000(3)		$48.45	2/7/2018	—	—	—	—
	02/04/10	—	—	—	—	—	—	6,800(6)	$165,240
	02/11/11	—	—	—	—	3,100(7)	$75,330	6,000(8)	145,800
	02/10/12	—	—	—	—	6,200(9)	150,660	7,800(10)	189,540
	02/08/13	—	—	—	—	15,413(11)	374,536	12,600(12)	306,180
Mr. Jasek	02/07/08	25000(3)	—	$48.45	—	—	—	—	—
	02/04/10	—	—	—	—	—	—	6,100(6)	$148,230
	02/11/11	—	—	—	—	3,300(7)	$80,190	6,300(8)	153,090
	02/10/12	—	—	—	—	4,950(9)	120,285	6,200(10)	150,660
	02/08/13	—	—	—	—	15,750(11)	382,725	12,900(12)	313,470
	09/09/13	—	—	—	—	20,000(16)	486,000	—	—
___________________

(1)	Calculated by multiplying the number of shares of restricted stock units that have not vested by the closing price of our common stock on the NYSE on December 31, 2013 of $24.30.

(2)	Reflects the maximum number of restricted stock units covered by each award.

(3)
Reflects stock options that were awarded to the NEOs on February 7, 2008. All of the stock options were granted under our 2000 Omnibus Stock Plan. Subject to continuous employment, the stock options granted to Messrs. Boothby, Packer and Dunn in February 2008 vest in five equal annual installments beginning on the first anniversary of the grant date. If their employment with us is terminated due to death or disability, the options may be exercised in full for one year after the termination, after which time the options will terminate. If they terminate their respective employment with us voluntarily or if employment is terminated involuntarily for cause (as defined in the award agreement), the options will terminate immediately and not be exercisable. Subject to earlier termination or expiration, if their respective employment with us terminates involuntarily other than for cause, the vested portion of the option may be exercised for 90 days after the termination (or for one year after death if the employee dies during the 90-day period). Pursuant to the terms of the 2000

Omnibus Stock Plan, their stock options will vest in full upon a change of control.

(4)
Reflects time-vested restricted stock units that were awarded to Messrs. Boothby and Packer on May 7, 2009 under our 2009 Omnibus Stock Plan in connection with their promotions. Subject to continuous employment, these time-vested restricted stock units vest in three equal annual installments beginning on the third anniversary of the grant date. Generally, upon death, disability (as defined in and subject to the conditions contained in the award agreement) or a change of control (as defined in our 2009 Omnibus Stock Plan and subject to the conditions contained in the award agreement), all of the restricted stock units will accelerate and vest. In addition, if the executive’s employment with us is terminated due to a qualified retirement (as defined in the award agreement), a pro rata portion of the restricted stock units not previously forfeited will vest and the remainder will be forfeited. The pro rata portion that will vest is determined by multiplying the number of restricted stock units with respect to which forfeiture restrictions would otherwise have lapsed on the next anniversary of the grant date by the fraction that results from dividing (a) the number of days elapsed (excluding the retirement date) since the most recent anniversary date by (b) 365. In order for the pro rata portion to vest on qualified retirement, the employee must meet the conditions in the award agreement by (x) providing the required notice, (y) having at least 10 years of qualified service and (z) if the employee is not at least 62 years old at the time of retirement, signing a non-compete agreement until age 62.

(5)
Reflects time-vested restricted stock units awarded to Messrs. Boothby, Packer, Rathert and Dunn on February 4, 2010 under our 2009 Omnibus Stock Plan. These restricted stock units vest in three equal annual installments, beginning on the first anniversary of the grant date.

(6)
Reflects performance-based restricted stock units that were awarded to Messrs. Boothby, Packer, Rathert, Dunn and Jasek on February 4, 2010 under our 2009 Omnibus Stock Plan. These performance-based awards vest, if at all, based on our total stockholder return relative to a peer group over a three to five-year period. Vesting of these 2010 performance-based awards has the possibility of occurring monthly from April 15, 2013 through April 15, 2015.

(7)
Reflects time-vested restricted stock units that were awarded to Messrs. Boothby, Rathert, Packer, Dunn and Jasek on February 11, 2011 under our 2009 Omnibus Stock Plan. These restricted stock units vest in three equal annual installments, beginning on the first anniversary of the grant date.

(8)
Reflects performance-based restricted stock units that were awarded to Messrs. Boothby, Packer, Massaro, Rathert, Dunn and Jasek on February 11, 2011 under our 2009 Omnibus Stock Plan. These performance-based awards vest, if at all, based on our total stockholder return relative to a peer group over a three to five-year period. Vesting of these 2011 performance-based awards has the possibility of occurring monthly from April 15, 2014 through April 15, 2016.

(9)
Reflects time-vested restricted stock units that were awarded to Messrs. Boothby, Packer, Massaro, Rathert and Jasek on February 10, 2012 under our 2011 Omnibus Stock Plan. These restricted stock units vest in four equal annual installments on August 15, 2012, 2013 and 2014 and 2015.

(10)
Reflects performance-based restricted stock units that were awarded to Messrs. Boothby, Rathert, Packer, Dunn, Massaro and Jasek on February 10, 2012 under our 2011 Omnibus Stock Plan. These performance-based awards vest, if at all, based on our total stockholder return relative to a peer group over a three to five-year period. Vesting of these 2012 performance-based awards has the possibility of occurring monthly from April 15, 2015 through April 15, 2017.

(11)
These awards are time-vested restricted stock units that were awarded to Messrs. Boothby, Packer, Massaro, Rathert, Dunn and Jasek on February 8, 2013 under our 2011 Omnibus Stock Plan. See “Grants of Plan-Based Equity Awards in 2013” above for the terms of these awards.

(12)
Reflects performance-based restricted stock units that were awarded to Messrs. Boothby, Packer, Massaro, Rathert, Dunn and Jasek on February 8, 2013 under our 2011 Omnibus Stock Plan. These performance-based awards vest, if at all, based on our total stockholder return relative to a peer group over a two-year period. Vesting of these 2013 performance-based awards has the possibility of occurring monthly from March 15, 2016 through March 15, 2018. For details on the performance vesting requirements, see “Compensation Discussion and Analysis – 2013 Performance Anlaysis and Compensation Decisions” on page 37 of this Proxy Statement.

(13)
Reflects time-vested restricted stock units that were awarded to Mr. Massaro in connection with his new employment on May 4, 2011 under our 2011 Omnibus Stock Plan. These restricted stock units vest in three equal annual installments, beginning on the third anniversary of the grant date.

(14)
Reflects time-vested restricted stock units that were awarded to Mr. Massaro on August 24, 2011 under our 2011 Omnibus Stock Plan. These restricted stock units vest in three equal annual installments, beginning on the first anniversary of the grant date.

(15)
Reflects time-vested restricted stock units that were awarded to Mr. Massaro in connection with his promotion to Executive Vice President and Chief Financial Officer on November 8, 2013 under our 2011 Omnibus Stock Plan. These restricted stock units vest in three equal annual installments, beginning on the third anniversary of the grant date.

(16)
Reflects time-vested restricted stock units that were awarded to Mr. Jasek on September 9, 2013 under our 2011 Omnibus Stock Plan. These restricted stock units vest in four equal annual installments on August 15, 2013, 2014 and 2015 and February 1, 2016.

Option Exercises and Stock Awards Vested in 2013
The following table contains information regarding the exercise of stock options by our NEOs during 2013 and the vesting during 2013 of restricted stock and restricted stock units previously granted to our NEOs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(1) (#)	Value Realized on Exercise(2) ($)	Number of Shares Acquired on Vesting(3) (#)	Value Realized on Vesting(4) ($)
Mr. Boothby	—	—	69,890	$1,808,108
Mr. Rathert	—	—	37,425	$1,007,613
Mr. Packer	—	—	49,465	$1,296,547
Mr. Dunn	—	—	22,937	$623,083
Mr. Massaro	—	—	11,600	$273,706
Mr. Jasek	2000	$9,256	20,725	$561,512
___________________

(1)	Represents the gross number of shares acquired upon exercise of vested options, without taking into account any shares withheld to cover the option exercise price or applicable tax obligations.

(2)
Represents the value of the exercised options, calculated by multiplying (a) the number of shares to which the option exercise related by (b) the difference between the actual market price of our common stock at the time of exercise and the option exercise price.

(3)	Represents the gross number of shares acquired upon vesting of restricted stock or restricted stock units, without taking into account any shares withheld to satisfy applicable tax obligations.

(4)
Represents the value of the vested restricted stock or restricted stock units, calculated by multiplying (a) the number of vested shares of restricted stock or restricted stock units by (b) the mean of the high and low sales prices of our common stock on the vesting date or, if the vesting date is not a trading day on the NYSE, the previous trading day.

Nonqualified Deferred Compensation
The following table contains information about our NEOs’ nonqualified deferred compensation at December 31, 2013.

Name		Executive Contributions in 2013(1) ($)	Registrant Contributions in 2013(2) ($)	Aggregate Earnings in 2013 ($)	Aggregate Withdrawals/ Distributions(3) ($)	Aggregate Balance at December 31, 2013 ($)
Mr. Boothby	(4)	$265,885	$49,885	$184,897	—	$1,996,105
Mr. Packer	(4)	$25,566	$25,566	$52,993	—	$335,888
Mr. Massaro	(4)	$12,696	$12,696	$14,757	—	$63,506
Mr. Rathert	(4)	$150,359	$19,109	$882,839	—	$3,660,907
Mr. Dunn	(4)	$12,500	$12,500	$29,636	—	$167,341
Mr. Jasek	(4)	$9,793	$9,793	$15,890	—	$93,355
___________________

(1)	All amounts are included in the Salary or Current Bonus columns for 2013 in the Summary Compensation Table.

(2)
Reflects amounts that we contributed under our Deferred Compensation Plan as a matching contribution for the benefit of each NEO. These amounts are included in the All Other Compensation column for 2013 in the Summary Compensation Table.

(3)	All amounts reflect regularly scheduled installments of previous long-term cash awards pursuant to our 2003 Incentive Compensation Plan.

(4)	Reflects amounts relating to our Deferred Compensation Plan.
Deferred Compensation Plan. Our Deferred Compensation Plan allows an eligible employee to defer up to 90% of his or her salary and all of his or her bonus on an annual basis. We make a matching contribution for up to 8% of the employee’s salary. Our contribution with respect to any particular employee under the Deferred Compensation Plan is reduced to the extent that we make contributions to our 401(k) Plan on behalf of that employee. Effective January 1, 2007, we established an irrevocable rabbi trust to hold employee account balances under our Deferred Compensation Plan. Employee account balances reflect investments, at the direction of each employee, in substantially the same investment alternatives, including (as of November 6, 2008) our common stock, as are available under our 401(k) Plan. Accordingly, earnings on account balances are based upon the market returns on the investment alternatives selected by the employee participants. Payments must begin at separation from service; however, officers must generally wait six months after separation from service for distributions to begin. Upon separation from service, payments will be made in accordance with the participant’s elections. Distributions due to financial hardship, as determined by the plan committee (as defined in the plan) are permitted, but other unscheduled withdrawals are not allowed. In the event of a change of control, the Compensation & Management Development Committee has the authority to terminate the plan within the 30 days preceding or 12 months after a change of control and, in the event of such a termination, each participant’s account will be distributed within 12 months of the termination. See “Potential Payments Upon Termination or Change of Control” below.
Potential Payments Upon Termination or Change of Control
This section describes the potential payments or benefits upon termination, change of control or other post-employment scenarios for each of our NEOs.
Change of Control Severance Agreements. None of our NEOs have employment contracts; however, we have entered into change of control severance agreements with all NEOs other than Mr. Massaro. The agreements have an initial term of either two or three years (depending on the officer), with automatic daily extensions unless our Board takes action to cease the automatic extensions. The agreements currently are in the extension periods and will remain in effect for either two or three years (depending on the officer) after the Board provides the officer notice of termination of his agreement. The agreements generally provide for a severance protection period that begins on the date of a change of control of our Company and ends on either the second or third anniversary of that date, depending on the officer (certain circumstances may cause an extension of the period). During the protected period, if the executive’s employment is terminated by us without cause or by the executive for good reason, the agreements provide for the following severance benefits:

•
a lump sum cash payment equal to either two or three times the sum of (a) the greater of the executive’s base salary prior to the change of control or at any time thereafter and (b) one-half of the greater of the executive’s cash bonus compensation for the two years ending prior to the change of control or for the two years ending prior to the executive’s termination of employment;

•	full vesting of restricted stock, restricted stock units and stock options (vesting of restricted stock, restricted stock units and stock options also is covered under our omnibus stock plans);

•
health coverage at active benefit levels for either two or three years (health benefits are to be offset by any health benefits the executive receives from subsequent employment and a cash payment may be made by us in lieu of providing coverage if the executive is not eligible for the coverage or if the health benefits provided would be taxable to the executive); and

•	outplacement services for either two or three years (or until the executive begins full-time employment with a new employer, if earlier) in an amount not exceeding $30,000.
If the executive is terminated by us for failure to perform the executive’s duties for at least 180 days due to physical or mental illness, the severance benefits do not apply.
A “change of control” means:

•	we are not the survivor in any merger, consolidation or other reorganization (or survive only as a subsidiary);

•	the consummation of a merger or consolidation with another entity pursuant to which less than 50% of the outstanding voting securities of the survivor will be issued in respect of our capital stock;

•	we sell, lease or exchange all or substantially all of our assets;

•	we are to be dissolved and liquidated;

•	any person acquires ownership or control (including the power to vote) of more than 50% of the shares of our voting stock (based upon voting power); or

•	as a result of or in connection with a contested election of directors, the persons who were our directors before the election cease to constitute a majority of our Board.
However, a change of control does not include any merger, consolidation, reorganization, sale, lease, exchange, or similar transaction solely between us and one or more entities that were wholly owned by us immediately prior to the event.
“Good reason” means:

•
a material reduction in the executive’s authority, duties, titles, status or responsibilities or the assignment to the executive of duties or responsibilities inconsistent in any material respect from those previously in effect;

•	any reduction in the executive’s base salary;

•
any failure to provide the executive with a combined total of base salary and bonus compensation at a level at least equal to the combined total of (a) the executive’s base salary immediately prior to the change of control and (b) one-half of the total of all cash bonuses (current and long-term) awarded to the executive for the two most recent years ending prior to the change of control;

•	we fail to obtain a written agreement from any successor to assume and perform the agreements; or

•	relocation of our principal executive offices by more than 50 miles or the executive is based at any office other than our principal executive offices.
“Cause” means:

•	willful and continued failure to substantially perform duties;

•	conviction of or plea of nolo contendre to a felony or a misdemeanor involving moral turpitude;

•	willful engagement in gross misconduct materially and demonstrably injurious to us;

•	material violation of any of our material policies; or

•	the executive is the subject of an order obtained or issued by the SEC for any securities violation involving fraud.
If the payment of benefits under the agreement or otherwise results in the executive being subject to parachute payment excise taxes, we must make an additional payment to the executive in an amount such that after the payment of all income and excise taxes, the executive will be in the same net after-tax position as if no parachute payment excise taxes had been imposed. Receipt of benefits under the agreement (other than the vesting of stock awards) is subject to the executive’s execution of a comprehensive release, which contains non-disparagement provisions and a confidentiality agreement. If a dispute arises, the agreement provides for binding arbitration at our expense (unless the arbitrator provides otherwise with respect to the executive’s expenses).
Change of Control Severance Plan. Similar to the severance agreements described above, the Company has in place a Change of Control Severance Plan (COC Plan) for which Mr. Massaro would receive benefits in the event of a “change of control” followed by his termination within two years for “good reason” or without “cause”. Under the COC Plan, Mr. Massaro would be entitled to receive:

•
a lump sum cash payment equal to his “weekly pay” times his applicable “severance factor”, where “weekly pay” is the sum of his base salary prior to a change of control plus one-half of the bonus paid to Mr. Massaro for the two years ending prior to the change of control, divided by 52, and his severance factor is 104 (the equivalent of two years severance); and

•	full vesting of restricted stock, restricted stock units and stock options (vesting of restricted stock, restricted stock units and stock options also is covered under our omnibus stock plans).
Under the COC Plan, a “change of control” means:

•	we are not the survivor in any merger, consolidation or other reorganization (or survive only as a subsidiary);

•	the consummation of a merger or consolidation with another entity pursuant to which less than 50% of the outstanding voting securities of the survivor will be issued in respect of our capital stock;

•	we sell, lease or exchange all or substantially all of our assets;

•	we are to be dissolved and liquidated;

•	any person acquires ownership or control (including the power to vote) of more than 50% of the shares of our voting stock (based upon voting power); or

•	as a result of or in connection with a contested election of directors, the persons who were our directors before the election cease to constitute a majority of our Board.
However, a change of control does not include any merger, consolidation, reorganization, sale, lease, exchange, or similar transaction solely between us and one or more entities that were wholly owned by us immediately prior to the event.
Under the COC Plan, for “good reason” means:

•	a material reduction in authority, duties, titles, status or responsibilities inconsistent in any material respect from those previously in effect;

•	any reduction in base salary;

•
any failure to provide a combined total of base salary and bonus compensation at a level at least equal to the combined total of (a) the base salary immediately prior to the change of control and (b) one-half of the total of all cash bonuses (current and long-term) awarded for the two most recent years ending prior to the change of control; or

•	relocation of principal place of employment by more than 50 miles.
Under the COC Plan, “cause” means:

•	willful and continued failure to substantially perform duties;

•	conviction of or plea of nolo contendre to a felony or a misdemeanor involving moral turpitude;

•	willful engagement in gross misconduct materially and demonstrably injurious to us;

•	material violation of any of our material policies; or

•	gross negligence or willful misconduct in the performance of duties.
If the severance benefits provided under the COC Plan would result in Mr. Massaro being subject to parachute payment excise taxes, then the severance benefits provided shall be either (1) reduced (but not below zero) so that the present value of such total amounts received by Mr. Massaro will be one dollar ($1.00) less than the amount that would trigger the parachute payment excise taxes so that no portion of the amounts received by Mr. Massaro would be subject to the excise tax or (2) paid in full, whichever produces the better net after-tax position for Mr. Massaro (taking into account any applicable excise tax and any applicable income tax).
Omnibus Stock Plans. Under our 2000, 2004, 2007, 2009 and 2011 Omnibus Stock Plans, stock options will fully vest and shares of restricted stock and restricted stock units will fully vest and become nonforfeitable upon a change of control (as defined in the plans). For purposes of the 2000, 2004, 2007, 2009 and 2011 Omnibus Stock Plans, the definition of change of control is substantially the same as the definition under the change of control severance agreements described above.
In the case of death or disability, stock options will fully vest and remain exercisable for one year, and shares of restricted stock and restricted stock units will fully vest and become nonforfeitable.
Subject to earlier termination or expiration, in the case of a termination of employment by us other than for cause (as defined in the award agreements), stock options generally will remain exercisable for three months after the termination to the extent then exercisable. The definitions of cause in the award agreements are comparable to the definition under the change of control severance agreements described above.
In the case of any other termination, unexercised stock options and unvested shares of restricted stock and restricted stock units will be forfeited except as described below in the case of a qualified retirement (as defined in the award agreements). None of our NEOs are eligible for “qualified retirement” under the equity awards.
Deferred Compensation Plan. Upon termination of employment with us, our NEOs are entitled to full payment of their balances in our Deferred Compensation Plan. See “Nonqualified Deferred Compensation” beginning on page 50 of this Proxy Statement.
Post-Employment Tables. The following tables describe potential payments or benefits upon termination, change of control or other post-employment scenarios for each of the NEOs. The following tables generally do not include amounts payable pursuant to plans that are available generally to all salaried employees. The amounts in the tables show only the value of amounts payable or benefits due to enhancements in connection with each scenario, and do not reflect amounts otherwise payable or benefits otherwise due as a result of employment. There would be no amounts payable or benefits due to enhancements in connection with (1) an involuntary termination for cause, (2) an involuntary termination not for cause or (3) a voluntary termination of a non-retirement eligible executive. Accordingly, no amounts are shown for those scenarios. The actual amounts to be paid out in any scenario can only be determined at the time of such executive officer’s separation from Newfield.
The following assumptions apply to the tables:

•	For all scenarios, the trigger event is assumed to be December 31, 2013.

•
“Cash Severance Payment” only includes the cash payment based on base salary and bonus, as described under “Change of Control Severance Agreements” and “Change of Control Severance Plan” above. All other amounts and adjustments mandated by the change of control severance agreements and COC Plan are shown in connection with the associated other benefits included in the tables.

•	Vested stock options, restricted stock and restricted stock units are not included in these tables since they are already vested.

•
For all scenarios, the amounts for restricted stock and restricted stock units that are unvested and accelerated are calculated by multiplying the number of unvested shares of restricted stock or unvested restricted stock units by $24.63 (the closing price of our common stock on the NYSE on December 31, 2013).

•
The amounts for health coverage are the estimated cost to us to provide existing medical and dental benefits to each eligible executive for either the two-year or three-year time period specified in the executive’s change of control severance agreement if both a change of control and a termination occur as required by the change of control severance agreements. As of December 31, 2013, Mr. Rathert was retirement eligible under the terms of our medical plan. Accordingly, his amount is net of the retiree medical benefits available to all retirement eligible employees.

•	The placement services amounts represent the maximum benefits available to each eligible executive under their change of control severance agreements.
Deferred Compensation Plan amounts payable in connection with the various scenarios are not shown in the tables below because these amounts are disclosed earlier in the Nonqualified Deferred Compensation table on page 50.

Mr. Boothby	Retirement ($)	Long-Term Disability ($)	Death ($)	Change of Control (With Involuntary Termination or Voluntary Termination For Good Reason) ($)	Change of Control (No Termination) ($)
Cash Severance Payment	N/A	—	—	$6,345,000	—
Restricted Stock and Restricted Stock Units Unvested and Accelerated	N/A	$7,276,712	$7,276,712	$7,276,712	$7,276,712
Option Awards Unvested and Accelerated	N/A	—	—	—	—
Health Coverage	N/A	—	—	$92,460	—
Placement Services	N/A	—	—	$30,000	—
Excise Tax Gross-Up(2)	N/A	N/A	N/A	$4,426,572	—
Total	N/A	$7,276,712	$7,276,712	$18,170,744	$7,276,712

Mr. Packer	Retirement ($)	Long-Term Disability ($)	Death ($)	Change of Control (With Involuntary Termination or Voluntary Termination For Good Reason) ($)	Change of Control (No Termination) ($)
Cash Severance Payment	N/A	—	—	$3,534,750	—
Restricted Stock and Restricted Stock Units Unvested and Accelerated	N/A	$4,590,835	$4,590,835	$4,590,835	$4,590,835
Option Awards Unvested and Accelerated	N/A	—	—	—	—
Health Coverage	N/A	—	—	$92,460	—
Placement Services	N/A	—	—	$30,000	—
Excise Tax Gross-Up	N/A	N/A	N/A	—	—
Total	N/A	$4,590,835	$4,590,835	$8,248,045	$4,590,835

Mr. Massaro	Retirement ($)	Long-Term Disability ($)	Death ($)	Change of Control (With Involuntary Termination or Voluntary Termination For Good Reason) ($)	Change of Control (No Termination) ($)
Cash Severance Payment	N/A	—	—	$1,712,484	—
Restricted Stock and Restricted Stock Units Unvested and Accelerated	N/A	$2,265,960	$2,265,960	$2,265,960	$2,265,960
Option Awards Unvested and Accelerated	N/A	—	—	—	—
Health Coverage	N/A	—	—	—	—
Placement Services	N/A	—	—	—	—
Excise Tax Gross-Up	N/A	N/A	N/A	—	—
Total	N/A	$2,265,960	$2,265,960	$3,978,444	$2,265,960

Mr. Rathert	Retirement ($)	Long-Term Disability ($)	Death ($)	Change of Control (With Involuntary Termination or Voluntary Termination For Good Reason) ($)	Change of Control (No Termination) ($)
Cash Severance Payment	—	—	—	$3,214,500	—
Restricted Stock and Restricted Stock Units Unvested and Accelerated	N/A	$3,964,814	$3,964,814	$3,964,814	$3,964,814
Option Awards Unvested and Accelerated	N/A	—	—	—	—
Health Coverage(1)	—	—	—	$7,325	—
Placement Services	—	—	—	$30,000	—
Excise Tax Gross-Up	—	N/A	N/A	—	—
Total	—	$3,964,814	$3,964,814	$7,216,639	$3,964,814

Mr. Dunn	Retirement ($)	Long-Term Disability ($)	Death ($)	Change of Control (With Involuntary Termination or Voluntary Termination For Good Reason) ($)	Change of Control (No Termination) ($)
Cash Severance Payment	N/A	—	—	$2,070,000	—
Restricted Stock and Restricted Stock Units Unvested and Accelerated	N/A	$1,426,397	$1,426,397	$1,426,397	$1,426,397
Option Awards Unvested and Accelerated	N/A	—	—	—	—
Health Coverage	N/A	—	—	$11,017	—
Placement Services	N/A	—	—	$30,000	—
Excise Tax Gross-Up	N/A	N/A	N/A	—	—
Total	N/A	$1,426,397	$1,426,397	$3,537,414	$1,426,397

Mr. Jasek	Retirement ($)	Long-Term Disability ($)	Death ($)	Change of Control (With Involuntary Termination or Voluntary Termination For Good Reason) ($)	Change of Control (No Termination) ($)
Cash Severance Payment	N/A	—	—	$1,266,400	—
Restricted Stock and Restricted Stock Units Unvested and Accelerated	N/A	$1,859,565	$1,859,565	$1,859,565	$1,859,565
Option Awards Unvested and Accelerated	N/A	—	—	—	—
Health Coverage	N/A	—	—	$59,323	—
Placement Services	N/A	—	—	$30,000	—
Excise Tax Gross-Up	N/A	N/A	N/A	—	—
Total	N/A	$1,859,565	$1,859,565	$3,215,288	$1,859,565
___________________

(1)
Mr. Rathert is the only NEO who was retirement eligible under the medical plan as of December 31, 2013. Under the Change of Control (With Involuntary Termination or Voluntary Termination for Good Reason) scenario for Mr. Rathert, the amount shown is net of employee contributions. No amounts are shown under the retirement scenario because the benefit is nondiscriminatory.

(2)
The gross-up for the excise tax is with respect to the cash severance payment, the long-term cash awards that become vested upon change of control, the restricted stock and restricted stock units that become vested upon change of control, the continued health coverage and the outplacement services, all assuming a change of control occurred on December 31, 2013. The 20% excise tax is only triggered if the present value of the listed benefits is equal to or greater than three times the average of the prior five years W-2 pay, and the excise tax is then imposed on the total amount of the benefits listed that are in excess of the average of the prior five years W-2 pay. Accordingly, the amounts are shown only for the NEOs whose benefits trigger the 20% excise tax gross-up. To determine the appropriate gross-up for excise tax for Mr. Boothby, the following tax rates were used: 39.6% federal, 0% state, 20% excise and 2.35% Medicare and 1.188% itemization deduction phase out. Payments to Messrs. Rathert, Packer and Dunn would not trigger a gross-up for excise tax. Mr. Massaro’s payments would trigger an excise tax of $427,471; however, Mr. Massaro does not have a separate severance agreement and our Fourth Amended & Restated Change of Control Severance Plan (Severance Plan) does not entitle employees to a “gross-up” for these taxes. Instead, our Severance Plan provides that if an excise tax is triggered, then the severance benefits shall either be (1) reduced so that benefits would not trigger an excise tax or (2) paid in full, whichever produces the better net after-tax position. In this case, the benefits would be paid in full to Mr. Massaro.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
Ms. Gardner and Messrs. Kemp (Chair), Nance, Netherland and Newman, all of whom are independent non-management directors, currently serve on the Compensation & Management Development Committee. None of these individuals is or has been an officer or employee of the Company during the last fiscal year or as of the date of this Proxy Statement or is serving or has served as a member of the compensation committee of another entity that has an executive officer serving on the Compensation & Management Development Committee of the Company. No executive officer of the Company served as a director of another entity that had an executive officer serving on the Compensation & Management Development Committee of the Company, and no executive officer of the Company served as a member of the compensation committee of another entity that had an executive officer serving as a director of the Company.
EQUITY COMPENSATION PLAN INFORMATION
The table below provides information relating to our equity compensation plans as of December 31, 2013. All of our equity compensation plans have been approved by our stockholders.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1) (#)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(2) ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)(3) (#)
Equity compensation plans approved by security holders	4,441,832	$6.13	3,242,145
Equity compensation plans not approved by security holders	—	—	—
Total	4,441,832	$6.13	3,242,145
___________________

(1)
Of the 4,441,832 shares shown in the table above as securities to be issued upon exercise of outstanding options, warrants and rights, 686,570 were subject to outstanding stock option awards and 3,755,262 were subject to outstanding restricted stock unit awards as of December 31, 2013.

(2)
The $6.13 weighted-average exercise price shown in the table above includes awards of restricted stock units that do not have an exercise price. Without those awards, the weighted-average exercise price per share would be $39.68.

(3)
Of the 3,242,145 shares remaining available for issuance as of December 31, 2013 reflected in the table above: 524,300 of those shares are under our existing employee stock purchase plan (approximately 89,562 of which are estimated to be issued in the current purchase period); and the remaining 2,717,845 shares are under our 2011 Omnibus Stock Plan.

Under our 2011 Omnibus Stock Plan, the number of shares available for issuance is reduced by 1.87 times the number of shares subject to restricted stock and restricted stock unit awards, and is reduced by 1 times the number of shares subject to option awards. The 2,717,845 shares available for grant under our 2011 Omnibus Stock Plan assumes that all future awards under the plan will be stock options. Only 1,453,393 shares would be available for grant under our 2011 Omnibus Stock Plan if all future awards under the plan are restricted stock or restricted stock units. Thus far, all awards under the 2011 Omnibus Stock Plan have been restricted stock awards.

AUDIT COMMITTEE REPORT
The Audit Committee of the Newfield Board of Directors currently consists of the six directors whose names appear below. Each member of the Audit Committee is “independent” as defined in the NYSE’s listing standards. The primary purposes of the Audit Committee are to assist the Board in monitoring:

•	the integrity of Newfield’s financial statements and financial reporting processes and systems of internal control;

•	the qualifications and independence of Newfield’s independent auditors;

•	the performance of Newfield’s internal audit function and independent auditors; and

•	Newfield’s compliance with legal and regulatory requirements.
The Audit Committee is responsible for appointing, retaining and terminating Newfield’s independent auditors and also performs the specific functions set forth in its charter, which is available on our website. Go to http://www.newfield.com and then to the “Corporate Governance – Overview” tab.
The Audit Committee held seven meetings in person or by telephone conference during 2013. The meetings were designed to facilitate and encourage communication between the Audit Committee and Newfield’s internal auditors and independent auditors.
The Audit Committee has reviewed and discussed with Newfield’s management and PricewaterhouseCoopers LLP, Newfield’s independent auditors, the audited financial statements of Newfield included in its Annual Report on Form 10-K for the year ended December 31, 2013.
The Audit Committee has discussed with Newfield’s independent auditors all communications required by the auditing standards of the Public Company Accounting Oversight Board (PCAOB), including those required by the PCAOB’s Interim Standard AU section 380, “Communication with Audit Committees”. The Audit Committee also has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP such independent auditors’ independence. The Audit Committee also has considered whether the provision of non-audit services to Newfield by PricewaterhouseCoopers LLP is compatible with maintaining their independence.
Based on the review and discussions referred to above, the committee recommended to Newfield’s Board of Directors that the audited financial statements be included in Newfield’s Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC.
This report is submitted on behalf of the Audit Committee of Newfield's Board of Directors.
Thomas G. Ricks, Chair
Juanita M. Romans
John (Jack) W. Schanck
C. E. (Chuck) Shultz
Richard K. Stoneburner
J. Terry Strange
The foregoing Audit Committee Report is not soliciting material, is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF
INDEPENDENT AUDITOR
The Audit Committee of our Board has appointed the independent registered public accounting firm of PricewaterhouseCoopers LLP to audit our consolidated financial statements for the year ending December 31, 2014. PricewaterhouseCoopers has served as our independent auditor since 1999. We are not required under SEC regulations to submit this proposal, however, the Board believes it is appropriate and a good corporate governance practice to do so. If the appointment is not ratified, the Audit Committee will consider the appointment of a different independent registered public accounting firm. A representative of PricewaterhouseCoopers is expected to be present at the Annual Meeting, will be offered the opportunity to make a statement if the representative desires to do so and will be available to respond to appropriate questions.

Board Recommendation
The Board of Directors recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditor for fiscal year 2014.
PRINCIPAL ACCOUNTANT FEES AND SERVICES
Aggregate fees for professional services rendered to us by PricewaterhouseCoopers LLP for the years ended December 31, 2012 and 2013 were as follows:

Category of Service	2012	2013
Audit fees	$2,061,621	$2,207,693
Audit-related fees	—	—
Tax fees	203,370	321,464
All other fees	—	—
Total	$2,264,991	$2,529,157
The audit fees for 2012 and 2013 were for professional services rendered in connection with the audits of our consolidated financial statements and reviews of our quarterly consolidated financial statements within such years. These fees also include the statutory audit fees in Malaysia for 2012 and 2013, and issuance of comfort letters, consents and assistance with review of various documents filed with the SEC in 2012 and 2013.
Tax fees were for services related to tax compliance, including the preparation of local tax returns and international tax returns.
The Audit Committee reviews and pre-approves all audit and non-audit services, including tax services, performed by our independent auditors as well as the fees charged for these services. The Audit Committee may delegate pre-approval authority for these services to one or more members, whose decisions are then presented to the full Audit Committee at its next scheduled meeting. In its review of all non-audit service fees, the Audit Committee considers, among other things, the possible effect of these services on the independence of our independent auditors.
PROPOSAL 3: NON-BINDING ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER
COMPENSATION
The Compensation Discussion and Analysis begins on page 30 of this Proxy Statement, which is followed by the executive compensation tables. As discussed there, the Board of Directors believes that the Company’s long-term success depends in large measure on the talents of our employees. The Company’s compensation system plays a significant role in our ability to attract, retain, and motivate the highest quality employees. The Board believes that its current compensation program directly links executive compensation to performance, aligning the interests of our executive officers with those of our stockholders.
This proposal provides stockholders with the opportunity to cast an advisory vote to approve our executive compensation program.
The Board invites you to review carefully the “Executive Compensation” section, which includes the Compensation Discussion and Analysis, beginning on page 30 and cast a vote either to endorse or not endorse the Company’s executive compensation programs through the following resolution:
“RESOLVED, that the compensation paid to the Newfield’s named executive officers, as disclosed in the 2014 Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”
The above “say-on-pay” vote is being provided pursuant to SEC regulations. While the vote does not bind the Board to any particular action, the Board values the input of the stockholders, and will take into account the outcome of this vote in considering future compensation arrangements. We include this stockholder advisory vote annually and the next such vote will occur at the 2015 Annual Meeting of Stockholders.
Board Recommendation
The Board of Directors recommends a vote “FOR” approval of the following resolution: “RESOLVED, that the compensation paid to the Newfield’s named executive officers, as disclosed in the 2014 Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

OTHER BUSINESS
Our Board does not know of any other matters that are to be presented for action at the meeting. If any other matters are brought before the meeting, the proxy holders will vote as recommended by our Board. If no recommendation is given, the proxy holders will vote in their discretion.
PROXY SOLICITATION
The expense of soliciting proxies will be paid by Newfield. Newfield has retained Georgeson Inc. to assist with the solicitation of proxies at an estimated fee of $7,500 plus expenses. Some of the executive officers and other employees of Newfield may solicit proxies personally, by telephone, mail, facsimile, or other means of communication, if deemed appropriate. Newfield will reimburse brokers or other persons holding stock in their names or in the names of their nominees for their reasonable expenses in forwarding proxy materials to beneficial owners of Newfield’s common stock.
STOCKHOLDER PROPOSALS FOR 2015 ANNUAL MEETING AND DIRECTOR NOMINATIONS
Under SEC regulations, if a stockholder wants us to include a proposal in our Proxy Statement and form of proxy for our 2015 Annual Meeting of Stockholders, our Corporate Secretary must receive the proposal at our principal executive offices at 4 Waterway Square Place, Suite 100, The Woodlands, Texas 77380 by November 24, 2014.
Under our Bylaws, and as SEC regulations permit, stockholders must follow certain procedures to nominate a person for election as a director or to introduce an item of business at a meeting of our stockholders. Under these procedures, stockholders must submit the proposed nominee or item of business by delivering notice to our Corporate Secretary at our principal executive offices at the address set forth above. We must receive notice as follows:

•
Normally, for an Annual Meeting we must receive the notice not less than 75 days or more than 120 days before the first anniversary of the prior year’s meeting. For our 2015 Annual Meeting, we must receive notice no earlier than January 9, 2015 and no later than February 23, 2015.

•
However, if we hold the Annual Meeting on a date that is more than 15 days before or 30 days after such anniversary date, we must receive the notice by the later of (i) 75 days before the Annual Meeting and (ii) 10 days after the day on which public announcement of the date of the meeting is first made.

•
If we hold a special meeting, we must receive the notice by the later of (i) 75 days before the special meeting and (ii) 10 days after the day on which public announcement of the date of the meeting is first made.

The notice is required to contain certain information set forth in our Bylaws about both the nominee or proposed business, as applicable, and the stockholder making the nomination or proposal. A nomination or proposal that does not comply with these requirements will be disregarded.
ADDITIONAL INFORMATION AVAILABLE
A copy of our Annual Report for the year ended December 31, 2013 (which includes our Annual Report on Form 10-K for the year ended December 31, 2013) accompanies this Proxy Statement. None of the information contained in our Annual Report is proxy solicitation material.
Copies of our Annual Report on Form 10-K for the year ended December 31, 2013, as filed with the SEC, are available on our website, or you may request a copy of the Annual Report on Form 10-K (without exhibits), without charge, by writing to our Investor Relations Department at 4 Waterway Square Place, Suite 100, The Woodlands, Texas 77380.

Appendix A

Explanation and Reconciliation of Non-GAAP Financial Measures

Cash flow from operations and Net Debt to Adjusted EBITDA ratio are supplemental financial measures used by the Company’s management and by securities analysts, investors, lenders, rating agencies and others who follow the industry as an indicator of the Company’s ability to internally fund exploration and development activities and to service or incur additional debt. The Company also uses these measures because cash flow from operations and Net Debt to Adjusted EBITDA ratio relate to the timing of cash receipts and disbursements that the Company may not control and may not relate to the period in which the operating activities occurred. Further, cash flow from operations and Net Debt to Adjusted EBITDA ratio allow the Company to compare its operating performance and return on capital with those of other companies without regard to financing methods and capital structure. These measures should not be considered in isolation or as a substitute for net cash provided by operating activities prepared in accordance with generally accepted accounting principles (“GAAP”).

Net Debt/Adjusted EBITDA
Income (loss) from operations	419
Depreciation, depletion and amortization	668
Cash receipts on derivative settlements, net	60
Adjusted EBITDA from continuing operations	1,147

Income (loss) from discontinued operations, net of tax	39
Depreciation, depletion and amortization	262
Other Income (loss)	(4)
Income tax provision (benefit)	167
Adjusted EBITDA from discontinued operations	464

Adjusted EBITDA(1)	1,611

Long Term Debt	3,694
Cash and cash equivalents	(95)
Net Debt(2)	3,599

Net Debt/Adjusted EBITDA(1)(2)	2.23

Cash Flow from Operations
Cash flow from operating activities:
Net income (loss)	147
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	930
Deferred tax provision	143
Stock-based compensation	43
Commodity derivative (income) expense	97
Cash receipts on derivative settlements, net	60
Other non-cash charges	14
Cash flow from operations before changes to working capital	1,434

(1) The Company defines EBITDA as income (loss) before interest, income taxes and depreciation, depletion and amortization. The Company defines Adjusted EBITDA as EBITDA adjusted for cash receipts on derivative settlements, net, and adjusted for EBITDA from discontinued operations.
(2) The Company defines net debt as total debt less cash and cash equivalents.

SUBMIT A PROXY BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time on May 8, 2014 (other than 401(k) plan participants). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

NEWFIELD EXPLORATION COMPANY 4 WATERWAY SQUARE PLACE SUITE 100 THE WOODLANDS, TEXAS 77380
SUBMIT A PROXY BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until
11:59 P.M. Eastern Daylight Time on May 8, 2014 (other than 401(k) plan participants). Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

DURING THE MEETING
Go to www.virtualshareholdermeeting.com/NFX2014.
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

401(K) PLAN PARTICIPANTS All votes by 401(k) plan participants submitted over the Internet, by phone or mail must be received by 11:59 P.M. Eastern Daylight Time on May 7, 2014.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by us in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NEWFIELD EXPLORATION COMPANY
The Board of Directors recommends a vote “FOR” Proposals 1, 2 and 3.
		For	Against	Abstain			For	Against	Abstain
1.	Election of Directors				2.	Ratification of appointment of PricewaterhousCoopers LLP as independent auditor for fiscal 2014.
	Nominees:
	1a. Lee K. Boothby
	1b. Pamela J. Gardner
	1c. John Randolph Kemp III				3.	Advisory vote on named executive officer compensation.
	1d. Steven W. Nance
	1e. Howard H. Newman
	1f. Thomas G. Ricks
	1g. Juanita M. Romans
	1h. John W. Schanck
	1i. C.E. (Chuck) Shultz
	1j. Richard K. Stoneburner				Note: Such other business as may properly come before the meeting or any adjournment thereof.
	1k. J. Terry Strange

For address changes and/or comments, please check this box and write them on the back where indicated.

	Signature [PLEASE SIGN WITHIN BOX]			Date		Signature (Joint Owners)			Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and our 2013 Annual Report (which includes our Annual Report on Form 10-K for the year ended December 31, 2013) are available at http://phx.corporate-ir.net/phoenix.zhtml?c=63798&p=proxy.

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NEWFIELD EXPLORATION COMPANY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS
May 9, 2014

The undersigned stockholder of Newfield Exploration Company (herein, the “Company”) hereby makes, constitutes and appoints Lawrence S. Massaro, John D. Marziotti and George W. Fairchild, Jr., and each of them, lawful attorneys and proxies of the undersigned, with full power of substitution, for and in name, place and stead of the undersigned to vote the number of shares of Company common stock that the undersigned would be entitled to vote if personally present at the annual meeting of stockholders to be held at 8:00 a.m. Central Time on May 9, 2014 via live webcast at www.virtualshareholdermeeting.com/NFX2014, and at any adjournment(s) or postponement(s) thereof, on the matters set forth on the reverse side.
This proxy, when properly executed or submitted over the Internet, or by telephone, or by mail will be voted in the manner directed herein by the undersigned stockholder. If no direction is made but the card is signed, this proxy will be voted FOR items 1, 2 and 3 (other than 401(k) plan participants discussed below). If any other matters properly come before the meeting, the Proxies will vote as recommended by our Board or, if there is no recommendation, in their discretion.

If shares of Company common stock are issued to or held for the account of the undersigned under employee plans and voting rights attach to such shares (any of such plans, a “Voting Plan”), then the undersigned hereby directs the respective fiduciary of each applicable Voting Plan to vote all shares of Company common stock in the undersigned’s name and/or account under such Voting Plan in accordance with the instructions given herein, at the annual meeting and at any adjournments or postponements thereof, on all matters properly coming before the annual meeting, including but not limited to the matters set forth on the reverse side. The plan administrator for the Company’s 401(k) plan will direct the trustee to vote shares as to which no instructions are received in proportion to voting directions received by the trustee from all participants who vote.

This proxy will be governed by and construed in accordance with the laws of the State of Delaware and applicable federal securities laws. The execution of this proxy is not intended to, and does not, revoke any prior proxies or powers of attorney other than the revocation, in accordance with the Delaware General Corporation Law and applicable federal securities laws, of any proxy previously granted specifically in connection with the voting of the shares subject hereto.

Address Changes/Comments:____________________________________________________________________
____________________________________________________________________________________________ (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side)
CONTINUED AND TO BE SIGNED AND DATED ON REVERSE SIDE